CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 2.1

PRODUCT RIGHTS AGREEMENT

between

EyePoint Pharmaceuticals, Inc.

and

Alimera Sciences, Inc.

May 17, 2023

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 LICENSES AND OTHER RIGHTS		17
2.1	License Grants to Alimera	17
2.2	Retained Rights	18
2.3	Right to Sublicense	18
2.4	Right to Subcontract	18
2.5	Deliverables	19
2.6	License Grants to EyePoint	20
2.7	No Implied Licenses	20
2.8	Exclusivity	20
2.9	Right to Use EyePoint Materials	21
ARTICLE 3 Asset Transfer and Assumption of Liabilities		21
3.1	Generally	21
3.2	Transferred Contracts	21
3.3	Closing of Asset Transfer	21
3.4	Assignment of Transferred Assets	22
3.5	Assumption of Assumed Liabilities; Excluded Liabilities	22
3.6	Transfer Documentation; Cooperation	22
3.7	Maintenance of Business	23
ARTICLE 4 REGULATORY MATTERS		24
4.1	Maintenance of YUTIQ NDA; Interactions with Regulatory Authorities and Regulatory Filings	24
4.2	Reporting Obligations	27
4.3	Adverse Event Reporting	27
4.4	No Harmful Actions	27
4.5	Notice of Regulatory Action	28
4.6	Recalls	28
4.7	Current Clinical Trials	29
ARTICLE 5 COVENANTS		29
5.1	Supply Obligation	29
5.2	Development and Commercialization Obligations	29

i

5.3	Commercialization Reports and Information Sharing	30
5.4	EyePoint Trademarks	30
5.5	Use of EyePoint Names	31
5.6	Diversion	31
5.7	Transition Services Agreement	32
5.8	Covenants of EyePoint	32
5.9	Compliance with Law	32
5.10	Employee Covenants	32
5.11	UKRF Licenses and B&L Agreement	33
5.12	Subcontractors and Third Party Service Providers	33
5.13	YUTIQ 50	33
5.14	[***]	Error! Bookmark not defined.
ARTICLE 6 PAYMENTS		34
6.1	Upfront Payment	34
6.2	Guaranteed Payments	34
6.3	Royalties	34
6.4	Royalty Reports	34
6.5	Payment Method	35
6.6	Interest	35
6.7	Taxes	35
6.8	Allocation of Purchase Price	36
6.9	Financial Audits	36
ARTICLE 7 CONFIDENTIALITY; PUBLICATION		37
7.1	Confidential Information	37
7.2	Disclosure	37
7.3	Disclosure of Agreement	38
ARTICLE 8 REPRESENTATIONS AND WARRANTIES		39
8.1	Representations and Warranties of Each Party	39
8.2	Representations and Warranties of EyePoint	40
8.3	Representations and Warranties of Alimera	41
8.4	Debarment; Exclusion; Disqualification	42
8.5	NO OTHER WARRANTIES	42
ARTICLE 9 INDEMNIFICATION		43

9.1	Survival	43
9.2	Indemnity	43
9.3	Losses Net of Insurance Proceeds and Other Third-Party Recoveries	43
9.4	Indemnification Procedure for Third Party Claims	44
9.5	Indemnification Procedure for Non-Third Party Claims	45
9.6	Mitigation of Losses	45
9.7	Limitation of Liability	45
9.8	Insurance	46
ARTICLE 10 INTELLECTUAL PROPERTY		46
10.1	Ownership	46
10.2	Patent Prosecution, Maintenance, Enforcement and Defense	46
10.3	EyePoint Trademarks	50
10.4	Common Interest Agreement	51
10.5	Maintenance of EyePoint Domain Names	52
ARTICLE 11 TERM AND TERMINATION		52
11.1	Term	52
11.2	Termination	52
11.3	Effect of Termination	52
11.4	Rights in Insolvency	53
11.5	Accrued Rights	54
11.6	Survival	54
ARTICLE 12 MISCELLANEOUS		54
12.1	Force Majeure	54
12.2	Assignment	54
12.3	Severability	54
12.4	Notices	55
12.5	Governing Law	56
12.6	Internal Resolution	56
12.7	Binding Arbitration	56
12.8	Headings	57
12.9	Independent Contractors	57
12.10	Waiver	57
12.11	Waiver of Rule of Construction	57

12.12	Cumulative Remedies; Recovery of Damages	57
12.13	Business Day Requirements	57
12.14	Further Actions	57
12.15	Construction	57
12.16	Entire Agreement; Amendments	58
12.17	Counterparts	58

PRODUCT RIGHTS AGREEMENT

This Product Rights Agreement (this “Agreement”) is made as of May 17, 2023 (the “Effective Date”), by and between EyePoint Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 480 Pleasant Street, Suite C-400, Watertown, MA 02472 (“EyePoint”), and Alimera Sciences, Inc., a Delaware corporation with its principal place of business at 6310 Town Square, Suite 400, Alpharetta, GA 30005 (“Alimera”). EyePoint and Alimera are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, EyePoint owns the rights to, and has commercialized in the United States, YUTIQ® (fluocinolone acetonide intravitreal implant) 0.18 mg (as further defined below, “YUTIQ”), which was approved by the U.S. Food and Drug Administration for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye;

Whereas, Alimera desires to obtain from EyePoint, and EyePoint desires to grant to Alimera, the exclusive license and right to develop, manufacture and commercialize Products, including YUTIQ, in the Field in the Licensed Territory, subject to the terms and conditions set forth in the Transaction Agreements (as such terms are defined below); and

Whereas, in connection with the above described license, EyePoint desires to assign to Alimera certain assets related to YUTIQ, and Alimera is willing to accept such assets and assume certain liabilities related to such assets, subject to the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “AAA” has the meaning set forth in Section 12.7.

1.2 “Acquiring Entity” means a Third Party that acquires a Party (and is therefore deemed to be an Affiliate of such Party) through a Change of Control, together with any Affiliates of such Third Party existing immediately prior to the consummation of the Change of Control. For clarity, an “Acquiring Entity” of a Party shall exclude (a) the Party and all of its Affiliates existing immediately prior to the consummation of the Change of Control, and (b) any Person that becomes an Affiliate of such Third Party following the consummation of the Change of Control, and not as a result of the Change of Control.

1.3 “Action” means any claim, dispute, action, suit, arbitration, proceeding, audit or investigation by or before any Governmental Authority or arbitrator.

1.4 “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with another corporation or entity. A corporation or other entity shall be regarded as in control of another corporation or entity if it directly or indirectly owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.5 “Africa” means the countries, territories, and all land which, as of the Effective Date, comprise Algeria, Angola, Benin, Botswana, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Democratic Republic of the Congo, Djibouti, Egypt, Equatorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Ivory Coast, Kenya, Lesotho, Liberia, Libya, Madagascar, Malawi, Mali, Mauritania, Mauritius, Mayotte, Morocco, Mozambique, Namibia, Niger, Nigeria, Republic of the Congo, Reunion, Rwanda, Saint Helena, Ascension, and Tristan da Cunha, Senegal, Seychelles, Sierra Leone, Somalia, South Africa, South Sudan, Sudan, Swaziland, Sao Tome and Principe, Tanzania, Togo, Tunisia, Uganda, Western Sahara, Zambia, and Zimbabwe, whether or not any of the foregoing countries remain a part of Africa, and including, without limitation, their successor countries, for example, in the event that one or more parts of any of the foregoing countries secedes or splits from the remainder of such country, one or more parts of one of the foregoing countries combine with one or more parts of any other of the foregoing countries or one of the foregoing countries changes its name.

1.6 “Agreement” has the meaning set forth in the Preamble.

1.7 “Alimera” has the meaning set forth in the Preamble.

1.8 “Alimera COC Program” has the meaning set forth in Section 2.8(b).

1.9 “Alimera Competing Product” has the meaning set forth in Section 2.8(b).

1.10 “Alimera FDA Transfer Letters” means the letters from Alimera to FDA pursuant to which Alimera accepts from EyePoint the transfer of rights to the YUTIQ IND and the YUTIQ NDA in substantially the form attached hereto as Exhibit D.

1.11 “Alimera Know-How” means all Know-How Controlled by Alimera or its Affiliates at any time during the Term that is necessary or reasonably useful to Exploit YUTIQ in the Ocumension Field in the Ocumension Territory.

1.12 “Alimera Licensed Technology” means the Alimera Know-How and the Alimera Patent Rights.

1.13 “Alimera Patent Rights” means all Patent Rights that are Controlled by Alimera or its Affiliates at any time during the Term that are necessary or reasonably useful to Exploit YUTIQ in the Ocumension Field in the Ocumension Territory.

1.14 “Allocation Statement” has the meaning set forth in Section 6.8.

1.15 “Annual Franchise Net Sales” means, with respect to a Calendar Year, the aggregate Net Sales by Alimera, its Affiliates and Sublicensees of all Franchise Products in the U.S. during such Calendar Year.

1.16 “Annual YUTIQ Fees” has the meaning set forth in Section 4.1(c).

1.17 “Applicable Law” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, Governmental Authorities other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.18 “Applicable Territory” means (a) with respect to Alimera, the Licensed Territory except the Ocumension Territory with respect to the Ocumension Field, and (b) with respect to EyePoint, the Ocumension Territory with respect to the Ocumension Field.

1.19 “Approval” means the approvals from applicable Regulatory Authorities in any country or region required to lawfully market a Product in such country or region, including, but not limited to, approval of an NDA. The term “Approved” means the receipt of Approval.

1.20 “Assumed Liabilities” means (a) all Taxes imposed with respect to the operation of the Transferred Assets or the ownership or use of the Transferred Assets for any taxable period (or portion thereof) beginning after the Transfer Date so long as such Taxes are imposed with respect to such operation, ownership or use during the period after the Transfer Date, (b) all Liabilities arising under the Transferred Assets from and following the Transfer Date and relating to and arising from the activities of Alimera and its Affiliates and Sublicensees relating to the Transferred Assets during such period from and following the Transfer Date, and (c) all Liabilities arising (i) under the Transferred Contracts on and after the applicable Transfer Date or (ii) in connection with the employment of the Transferred Employees after such Transferred Employees start their employment with Alimera, in each case of (i) and (ii), so long as such Liabilities relate to such period on or after the applicable Transfer Date or start of such employment and do not arise from any breach of the Transferred Contract or employment agreement by EyePoint or any of its Affiliates.

1.21 “Audit Firm” has the meaning set forth in Section 6.9.

1.22 “Bankruptcy Code” means Title 11, U.S. Code.

1.23 “Bill of Sale” has the meaning set forth in Section 3.6(a).

1.24 “Business Day” means each day of the week excluding Saturday, Sunday and U.S. federal holidays.

1.25 “Business Employee” means the members of EyePoint’s commercial, commercial support and medical teams whose primary work relates to YUTIQ.

1.26 “Business Records” has the meaning set forth in Section 1.72(b).

1.27 “B&L” means Bausch & Lomb Incorporated.

1.28 “B&L Agreement” means the Amended and Restated License Agreement between EyePoint US and B&L dated as of December 9, 2003, as in existence and effect on the Effective Date, a full and complete copy of which has been provided to Alimera.

1.29 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.30 “Calendar Year” means each twelve (12) month period commencing on January 1. The first Calendar Year during the Term shall commence on the Effective Date and shall end on December 31 of such Calendar Year, and the last Calendar Year during the Term shall commence on January 1 of such Calendar Year and end on the effective date of expiration or termination of this Agreement.

1.31 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity financing in which a Party issues new shares of its capital stock, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets.

1.32 “Clinical IP” means (a) all preclinical and clinical protocols, studies, data, results, study-related forms, materials and reports (e.g., investigator brochures, informed consent forms, data safety monitoring board related documents, patient recruitment related materials, biocompatibility studies, animal studies, safety studies, and chemistry, manufacturing and control data) resulting from any preclinical or clinical study or trial of any Product in the Field that is conducted by or under the direction of a Party or its Affiliate or its or their sublicensees, and any audit of any such preclinical or clinical study or trial, and (b) all INDs, NDAs, any unfiled applications, components or materials normally associated with an IND or NDA, and other regulatory applications and Approvals regarding any Product in the Field that are prepared or submitted by or under the direction of a Party or its Affiliate or its or their sublicensees.

1.33 “Code” means the United States Internal Revenue Code of 1986.

1.34 “CODRUG™” means a compound or a pharmaceutically acceptable salt thereof comprising one constituent moiety covalently or ionically associated with at least one other constituent moiety, wherein each moiety, in its separate form (i.e., in the absence of the association), is a therapeutically or pharmacologically active agent or a prodrug or pharmaceutically acceptable salt of such an agent. The covalent association between said moieties can be either direct or indirect through a linker. Examples of covalent association include without limitation ester, amide, carbamate, carbonate, cyclic ketal, thioester, thioamide, thiocarbamate, thiocarbonate, xanthate, and phosphate ester bonds. Each constituent moiety of a CODRUG™

compound can be the same as or different from the other constituent moiety. Upon cleavage of the covalent or ionic association, the individual constituent moieties are reconstituted as the therapeutically or pharmacologically active forms of the same moieties prior to conjugation.

1.35 “Commercial Supply Agreement” has the meaning set forth in Section 5.1.

1.36 “Commercialization” means any and all activities directed to marketing, promoting, Detailing, distributing, importing, offering for sale, having sold and/or selling a product including, but not limited to, sampling, and conducting Non-NDA Trials and post-Approval studies. Commercialization does not include Development or Manufacturing activities. “Commercialize”, “Commercialized” and “Commercializing” have correlative meanings.

1.37 “Commercially Reasonable Efforts” means [***].

1.38 “Confidential Information” has the meaning set forth in Section 7.1.

1.39 “Consent” [***]

1.40 “Contracts” means all written contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other written instruments, arrangements or understandings of any kind.

1.41 “Control” or “Controlled by” means, in the context of a license to or ownership of or the obligation to transfer intellectual property, compounds, medical devices, products, materials or other Confidential Information, the possession of the ability on the part of a Party to transfer, grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to transfer or grant the other Party such access or license or sublicense. Notwithstanding the foregoing, a Party will be deemed not to Control any intellectual property, compounds, medical devices, products, materials or other Confidential Information that are owned or in-licensed by an Acquiring Entity except (a) with respect to any such intellectual property, compounds, medical devices, products, materials or other Confidential Information arising as a result of activities of employees or consultants of the Acquiring Entity who participate in Development or Commercialization activities and use Confidential Information of either Party in connection with such activities under this Agreement after a Change of Control, (b) to the extent that any such intellectual property, compounds, medical devices, products, materials or other Confidential Information is included in or used in furtherance of a Party’s activities under this Agreement by the Acquiring Entity or its Affiliates after a Change of Control, or (c) to the extent that any such intellectual property, compounds, medical devices, products, materials or other Confidential Information is used by the acquired Party or the Acquiring Entity or their respective Affiliates to Develop, Commercialize, Manufacture or otherwise Exploit the Products.

1.42 “Current Clinical Trials” has the meaning set forth in Section 4.7.

1.43 “Debarred” has the meaning set forth in Section 8.4.

1.44 “Deductible” has the meaning set forth in Section 9.7(a).

1.45 “Detail” means a face-to-face meeting (including a live video presentation) with one or more healthcare professionals with prescribing authority during which scientific and/or medical information about a product is discussed. Detailing does not include merely a reminder or a promotional sample drop. When used as a verb, the term “Detailing” means to engage in the activity of a Detail.

1.46 “Development” means to discover, research or otherwise develop a product, including conducting non-clinical and clinical drug development activities related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development and/or modification, delivery system development and/or modification, quality assurance and quality control development, clinical studies for the purpose of obtaining Approvals, statistical analysis, regulatory affairs and pharmacovigilance. Development does not include Manufacturing or Commercialization activities. “Develop”, “Developed” and “Developing” have correlative meanings.

1.47 “Disclosure Obligations” has the meaning set forth in Section 7.3.

1.48 “Disqualified” has the meaning set forth in Section 8.4.

1.49 “Dollar” or “$” means the U.S. dollar.

1.50 “Domain Name Assignments” has the meaning set forth in Section 3.6(d).

1.51 “Effective Date” has the meaning set forth in the Preamble.

1.52 “Europe” means the countries, territories, and all land which, as of the Effective Date, comprise Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican City, whether or not any of the foregoing remain a part of Europe, and including, without limitation, their successor countries, for example, in the event that one or more parts of any of the foregoing countries secedes or splits from the remainder of such country, one or more parts of one of the foregoing countries combine with one or more parts of any other of the foregoing countries or one of the foregoing countries changes its name.

1.53 “Excluded” has the meaning set forth in Section 8.4.

1.54 “Excluded Assets” means (a) all intellectual property rights of EyePoint and its Affiliates, including the EyePoint Licensed Technology, EyePoint’s proprietary Durasert™ Technology and the Non-Exclusive Trademarks, except for the EyePoint Domain Names and the YUTIQ-Specific Trademarks, (b) any materials owned or controlled by EyePoint other than the EyePoint Transferred Materials, (c) the Ocumension License Agreement [***] and the Ocumension Supply Agreement, (d) all Tax refunds and credits, claims for Tax refunds or credits and rights to receive Tax refunds or credits arising out of, relating to or in respect of the Transferred

Assets and the business relating thereto for any taxable period (or portion thereof) ending on or prior to the Transfer Date (including (i) with respect to any prepayment of Taxes by EyePoint or any of its Affiliates attributable to any period (or the portion of any period) beginning after the Transfer Date, and (ii) with respect to any Taxes which EyePoint or any of its Affiliates is liable for under Section 6.7) (collectively, “Pre-Transfer Date Benefits”), and (e) all other assets of EyePoint and its Affiliates other than the Transferred Assets.

1.55 “Excluded Liabilities” means all Liabilities of EyePoint and its Affiliates other than the Assumed Liabilities, including the following Liabilities: (a) all Liabilities and Taxes arising out of the ownership or use of the Transferred Assets or operation of the YUTIQ business prior to (or attributable to a Tax period prior to) the Transfer Date; (b) all accounts payable and other Liabilities of EyePoint incurred prior to the Transfer Date for the Transferred Assets, whether invoiced or due prior to, on, or after the Transfer Date; (c) all Liabilities related to or arising under any Excluded Asset; and (d) all Liabilities arising (i) under the Transferred Contracts prior to the applicable Transfer Date, (ii) in connection with the employment of the Transferred Employees prior to the date on which such Transferred Employees start their employment with Alimera, in each case of (i) and (ii), so long as such Liabilities relate to such period prior to the applicable Transfer Date or start of such employment and do not arise from any breach of the Transferred Contract or employment agreement by Alimera or any of its Affiliates or (iii) in connection with the Current Clinical Trials prior to the Effective Date.

1.56 “Excluded Patent Rights” means the patents and patent applications listed in Schedule 1.56, or any Patent Rights arising from those patents or patent applications.

1.57 “Exclusivity Letter” means that certain letter agreement by and between EyePoint and Alimera, dated April 2, 2023.

1.58 “Executive Officers” means the Chief Executive Officer of EyePoint and the Chief Executive Officer of Alimera, or their respective designees.

1.59 “Existing Collaboration Agreement” means that certain Second Amended and Restated Collaboration Agreement, dated as of July 10, 2017, by and between pSivida, US, Inc. (f/k/a Control Delivery Systems, Inc.) (n/k/a EyePoint Pharmaceuticals U.S., Inc., an Affiliate of EyePoint) (“EyePoint US”) and Alimera, as such agreement may be amended or restated from time to time.

1.60 “Existing Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated May 23, 2022, by and between EyePoint and Alimera.

1.61 “Existing Pharmacovigilance Agreement” means that certain Safety Data Exchange Agreement, dated January 1, 2019, by and between EyePoint US and Alimera.

1.62 “Exploit” means, with respect to any pharmaceutical or biological compound or product, medical device or drug device combination product, to Develop, Manufacture, have Manufactured, use, Commercialize, import, export, obtain and maintain Approvals and applicable pricing or reimbursement approvals, including communications with Third Parties relating to the foregoing. “Exploitation” or “Exploiting” have correlative meanings.

1.63 “Ex-U.S. Licensed Territory” means the Licensed Territory other than the U.S. and the Ocumension Territory.

1.64 “EyePoint” has the meaning set forth in the Preamble.

1.65 “EyePoint COC Program” has the meaning set forth in Section 2.8(a).

1.66 “EyePoint Competing Product” has the meaning set forth in Section 2.8(a).

1.67 “EyePoint Domain Names” means the following domain names owned by EyePoint as of the Effective Date: www.yutiq.com and all related subdomain names. The EyePoint Domain Names are set forth on Schedule 1.67.

1.68 “EyePoint Existing Patent Rights” means [***].

1.69 “EyePoint FDA Transfer Letters” means the letters from EyePoint to FDA pursuant to which EyePoint transfers to Alimera the rights to the YUTIQ IND and the YUTIQ NDA in substantially the form attached hereto as Exhibit E.

1.70 “EyePoint Know-How” means [***].

1.71 “EyePoint Licensed Technology” means the EyePoint Existing Patent Rights and the EyePoint Know-How.

1.72 “EyePoint Materials” means the following materials Controlled by EyePoint or any of its Affiliates as of the Effective Date, in all media, including digital formats:

(a) all final versions of “advertisements,” as set forth by FDA in 21 C.F.R. §202.1(l)(1) and “labeling,” as set forth by FDA in 21 C.F.R. §202.1(l)(2), and final promotional materials, including media materials (including website content that is accessible through the EyePoint Domain Names), co-pay cards, all other materials associated with EyePoint Assist and the ConnectiveRx program, other marketing data and materials (including package inserts, graphics and sales aids), trade show materials (including displays) and videos, including materials containing clinical data, if any, and sales training materials (including related quizzes and answers and medical response information, if any) in each case: (i) to the extent used for the marketing, promotion, distribution, and/or sale of YUTIQ, or necessary or useful for the Commercialization of YUTIQ, in each case in the Field in the Licensed Territory; and (ii) excluding all intellectual property owned or controlled by EyePoint or its Affiliates that is contained or depicted therein (collectively, the “Marketing Materials”);

(b) the following business records and files to the extent relating to EyePoint’s Commercialization of YUTIQ in the Field in the Licensed Territory: (i) vendor and service provider lists and related contact information; (ii) customer lists and records; (iii) pricing lists; (iv) production and quality control records; and (v) data related to YUTIQ in the VEEVA, Definitive Healthcare and Tableau accounts of EyePoint and its Affiliates, excluding in each case emails and other correspondence (collectively, the “Business Records”);

(c) all medical and scientific support materials to the extent related to YUTIQ in the Field in the Licensed Territory; and

(d) all training materials related to YUTIQ in the Field in the Licensed Territory, including manuals (the “Training Materials”).

Following the Transfer Date, the EyePoint Materials shall exclude the EyePoint Transferred Materials.

1.73 “EyePoint Names” means the names and logos of EyePoint and its Affiliates, including the names and associated logos set forth on Schedule 1.73, and any other logos associated with the foregoing.

1.74 “EyePoint Trademarks” means the YUTIQ-Specific Trademarks and the Non-Exclusive Trademarks.

1.75 “EyePoint Transferred Materials” means, as of the Transfer Date, (a) all existing inventory of trade show materials (including displays) and printed marketing and promotional materials related solely to YUTIQ in the Field in the Licensed Territory in the possession of EyePoint and its Affiliates, (b) all other existing Marketing Materials related solely to YUTIQ in the Field in the Licensed Territory, (c) the existing Business Records related solely to YUTIQ in the Field in the Licensed Territory, and (d) the existing Training Materials related solely to YUTIQ in the Field in the Licensed Territory.

1.76 “EyePoint US” has the meaning set forth in Section 1.59.

1.77 “FA” has the meaning set forth in Section 1.122.

1.78 “FDA” means the United States Food and Drug Administration or any successor agency(ies) or authority thereto having substantially the same function.

1.79 “Field” means the treatment and prevention of uveitis except for the Ocumension Field in the Ocumension Territory.

1.80 “Final Allocation” has the meaning set forth in Section 6.8.

1.81 “First Product” has the meaning set forth in Section 1.122.

1.82 “Franchise Product” means [***] For clarity, (a) YUTIQ, and (b) ILUVIEN® (fluocinolone acetonide intravitreal implant) 0.19 mg, are each a Franchise Product.

1.83 “Fraud” means [***].

1.84 “GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

1.85 “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.86 “Gross Revenues” means [***].

1.87 “Guaranteed Payment” has the meaning set forth in Section 6.2.

1.88 “IND” means the Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States.

1.89 “Indemnified Party” has the meaning set forth in Section 9.2(a).

1.90 “Indemnifying Party” has the meaning set forth in Section 9.2(a).

1.91 “Insolvency Event” with respect to a Party means that such Party or its parent Affiliate (a) files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such Party or its assets, including any voluntary petition for relief under the Bankruptcy Code, or (b) is served with an involuntary petition against it in any bankruptcy or insolvency proceeding or proceeding for appointment of a receiver or trustee of such Party or its assets, including any involuntary petition for relief under the Bankruptcy Code, and (i) such involuntary petition has not been stayed or dismissed within [***] of its filing, or (ii) such Party either consents to such involuntary petition or fails to contest such involuntary petition within [***] of its filing.

1.92 “Invention” means any invention, discovery, technology, know-how, information or idea, trade secrets, knowledge, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing, and quality control data and know-how, including study designs and protocols) in all cases, whether or not patentable, in written, electronic or any other form, that is conceived, discovered, developed or first actually reduced to practice by or on behalf of a Party, or by the Parties together, arising from or in the scope of activities to be conducted under this Agreement.

1.93 “Know-How” means unpatented information, whether or not patentable, including, but not limited to, technical information, processes, formulae, trade secrets, materials, designs, drawings and data.

1.94 “Liabilities” means debts, liabilities and obligations, whether fixed, absolute or contingent, matured or unmatured, including those arising under any Applicable Law, legal action or proceeding or contract.

1.95 “Licensed Territory” means the entire world excluding Europe, the Middle East and Africa.

1.96 “Licenses and Rights” means (a) the licenses set forth in Sections 2.1(a) through (d) (inclusive), (b) the covenant not to sue set forth in Section 2.1(e), (c) the rights set forth in Section 2.5(b), and (d) the rights set forth in Section 2.9.

1.97 “Lien” means any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, license or sublicense, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any leaves in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

1.98 “Loss” and “Losses” have the meaning set forth in Section 9.2(a).

1.99 “Manufacture” means to conduct or have conducted any activities directed to producing, making, scaling up, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping, and storage at manufacturing facilities of any pharmaceutical or biological compound or product, medical device or drug device combination product, or any component thereof (including production of drug substance and drug product, in bulk form, insert or injector device, whether for Development or Commercialization). “Manufactured” and “Manufacturing” have correlative meanings.

1.100 “Marketing Materials” has the meaning set forth in Section 1.72(a).

1.101 “Middle East” means the countries, territories, and all land which, as of the Effective Date, comprise: Bahrain, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, the Palestinian Territories, Qatar, Saudi Arabia, Syria, United Arab Emirates, and Yemen, whether or not any of the foregoing remain a part of the Middle East, and including, without limitation, their successor countries, for example, in the event that one or more parts of any of the foregoing countries secedes or splits from the remainder of such country, one or more parts of one of the foregoing countries combine with one or more parts of any other of the foregoing countries or one of the foregoing countries changes its name.

1.102 “NDA” means a new drug application or product license application or its equivalent filed with and accepted by the FDA after completion of human clinical trials to obtain marketing approval for a Product, or any comparable application filed with and accepted by the Regulatory Authorities of a country other than the United States, including, where applicable, any applications for governmental pricing and marketing approval.

1.103 “Net Sales” means [***].

1.104 “NMPA” means China’s National Medical Products Administration or any successor agency(ies) or authority thereto having substantially the same function.

1.105 “Non-Exclusive Trademarks” means [***].

1.106 “Non-NDA Trial” means any clinical trial, or part of a clinical trial, of a Product that is not designed or required to procure data necessary for the acceptance of filing of an NDA. Non-NDA Trials may be conducted before or after the filing of an NDA, before Approval or at any time after Approval.

1.107 “Ocumension” means Ocumension Therapeutics, a company organized and existing under the laws of the Cayman Islands, and any permitted assignee of Ocumension under the terms of the Ocumension License Agreement.

1.108 “Ocumension Agreements” means the Ocumension License Agreement, the Ocumension PV Agreement and the Ocumension Supply Agreement.

1.109 “Ocumension Field” means the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye.

1.110 “Ocumension License Agreement” means that certain Exclusive License Agreement, dated as of November 2, 2018, by and between EyePoint and Ocumension, as such agreement has been or may be amended or restated from time to time, including without limitation by that certain Supply and Quality Agreement dated February 19, 2019, that certain Memorandum of Understanding dated March 1, 2019, that certain Memorandum of Understanding dated August 18, 2020, and that certain letter agreement, dated as of April 28, 2020.

1.111 “Ocumension PV Agreement” means that certain Safety Data Exchange Agreement, dated as of August 1, 2019, by and between EyePoint and Ocumension, as such agreement may be amended or restated from time to time.

1.112 “Ocumension Supply Agreement” means that certain Supply and Quality Agreement, dated as of February 12, 2019, by and between EyePoint and Ocumension, as such agreement may be amended or restated from time to time.

1.113 “Ocumension Territory” means China, Hong Kong, Macau, Taiwan, Brunei, Burma (Myanmar), Cambodia, Timor-Leste, Indonesia, Loas, Malaysia, the Philippines, Singapore, South Korea, Thailand and Vietnam.

1.114 “Other Clinical Trial” means (a) a product support human clinical trial, or other test or study, of a compound or product for an indication that is commenced after receipt of the initial Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the compound or product for such indication, including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Approval, and (b) investigator sponsored clinical trials. Other Clinical Trials may include trials or studies conducted in support of pricing or reimbursement, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies and health economics studies.

1.115 “Parties” or “Party” have the meaning set forth in the Preamble.

1.116 “Patent Costs” shall mean fees and costs associated with filing, prosecution and maintenance of any Patent Rights.

1.117 “Patent Rights” means any United States or foreign patent or patent applications, any patents issuing from such patent applications, and any continuations, continuations-in-part to the extent specifically directed to subject matter specifically described in such patent applications, divisionals, renewals, reexaminations, reissues, extensions or provisional applications of any of the foregoing and any corresponding patent, patent application, utility model, inventor certificate, registration or the like in any country of the world with respect to the foregoing.

1.118 “Payment Term” means the period commencing on the Effective Date and continuing until the receipt by EyePoint of the Upfront Payment, all Guaranteed Payments and all Royalties (assuming that all such amounts have become payable in accordance with the terms of ARTICLE 6).

1.119 “Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith in accordance with Applicable Laws or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and similar Liens for sums not yet due and payable; (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security that are not yet due and payable or are being contested in accordance with Applicable Laws; (d) Liens that are not material in amount or do not materially detract from the value of, or materially impair the existing use of, the Transferred Assets affected by such Lien; (e) Liens created by or through, Alimera or its Affiliates; (f) Liens created under, or contemplated by, this Agreement or the other Transaction Agreements; (g) Liens arising by operation of Applicable Law on insurance policies and proceeds thereof to secure premiums thereunder; and (h) any Liens that will not survive the Transfer Closing.

1.120 “Person” means any individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, unincorporated organization or association, or Governmental Authority.

1.121 “Pre-Transfer Date Benefits” has the meaning set forth in Section 1.54.

1.122 “Product” means a drug delivery device that meets all of the following criteria: (a) it has a core within a polymer layer that contains a drug in a form other than a CODRUG™ and no other active ingredient, where the core does not include a CODRUG™, (b) it is Approved or designed to be Approved (i) to deliver a corticosteroid and no other active ingredient by implantation, injection, or other direct delivery method to the posterior portion of the eye, or (ii) to treat diabetic macular edema (DME) by delivering a compound or formulation by implantation, injection, or other direct delivery method other than through an incision smaller than that required for a 25 gauge needle, (c) it does not fall under the definition of Excluded Product (as defined in the Existing Collaboration Agreement), and (d) it is Approved or designed to be Approved for a particular indication in a particular country. For clarification, eye drops or other topical administration and tablets or other oral administration shall not be deemed to be direct delivery to the posterior portion of the eye. For example, “Product” shall specifically include a drug delivery device that meets all of the following criteria (such product sometimes referred to as the “First Product”): [***]. For clarification, with regard to the same drug delivery device described above, each indication in each country shall be a separate Product. By way of non-limiting examples, with regard to a particular drug delivery device X, (x) X for DME and X for age-related macular degeneration shall be two different Products, and (y) X for DME in the United States and X for DME in Japan shall be two different Products. The Parties acknowledge that ILUVIEN is a First

Product. The Parties also acknowledge that the 0.18 mg fluocinolone acetonide intravitreal implant in the YUTIQ drug delivery system, Approved in the YUTIQ NDA is a Product. In addition, with regard specifically to YUTIQ, Product also includes the injector in the drug delivery system Approved in the YUTIQ NDA. [***]

1.123 “PRA-Specific Patent Rights” has the meaning set forth in Section 10.2.

1.124 “PVA” has the meaning set forth in Section 1.122.

1.125 “Quality Agreement” has the meaning set forth in Section 5.1.

1.126 “Receiving Party” has the meaning set forth in Section 7.1.

1.127 “Regulatory Authority” means any federal, national, supranational, state, provincial, directly administered municipality or local regulatory agency, department, bureau or other Governmental Authority, including the FDA, that has authority over the Manufacture, Development, Commercialization or other use or Exploitation (including the granting of Approval) of a Product in any applicable regulatory jurisdiction.

1.128 “Right of Access to Clinical IP” means the right to reference, cross-reference, review, have access to, incorporate and use Clinical IP in any regulatory applications or filings, any patent filings, or for any Development purpose.

1.129 “Royalties” has the meaning set forth in Section 6.3.

1.130 “Royalty Report” has the meaning set forth in Section 6.4.

1.131 “SEC” has the meaning set forth in Section 7.3.

1.132 “Subcontractor” has the meaning set forth in Section 2.4.

1.133 “Sublicensee” means any Third Party, including a co-promotion or co-marketing partner, to whom Alimera or any of its Affiliates grants a sublicense of the Licenses and Rights with respect to YUTIQ, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights). For purposes of Section 1.15, Section 1.103, Section 5.2, Section 5.3, Section 6.3, Section 6.4, Section 6.9 and Section 11.1, Sublicensee shall also include any Third Party, including a co-promotion or co-marketing partner, to whom Alimera or any of its Affiliates grants a license or sublicense of its rights (regardless of the number of tiers, layers or levels of sublicenses of such rights) in the U.S. to any Franchise Product other than YUTIQ.

1.134 “Tax” or “Taxes” means all domestic and foreign taxes, levies, duties and other assessments in the nature of a tax (including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties or additions payable in connection with such taxes, levies, duties and other assessments or charges.

1.135 “Tax Returns” means all returns, reports or similar statements (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

1.136 “Term” has the meaning set forth in Section 11.1.

1.137 “Termination Cost” has the meaning set forth in Section 5.10(b).

1.138 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.139 “Third Party Licensee” means any Third Party holding a license (whether exclusive or non-exclusive) during the Term under the Know-How and Patent Rights Controlled by EyePoint or its Affiliates during the Term that are necessary or useful for the Exploitation of YUTIQ in the Ocumension Field in the Ocumension Territory, including Ocumension.

1.140 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

1.141 “Trademark Assignments” has the meaning set forth in Section 3.6(d).

1.142 “Training Materials” has the meaning set forth in Section 1.72(d).

1.143 “Transaction Agreements” means this Agreement, the Commercial Supply Agreement, the Quality Agreement, the Transition Services Agreement, the Bill of Sale, the Trademark Assignments and the Domain Name Assignments.

1.144 “Transactions” means the transactions contemplated by the Transaction Agreements.

1.145 “Transfer Closing” has the meaning set forth in Section 3.3.

1.146 “Transfer Date” has the meaning set forth in Section 3.3.

1.147 “Transfer Taxes” has the meaning set forth in Section 6.7(a).

1.148 “Transferred Assets” means:

(a) all assets that are listed on Schedule 1.148; and

(b) all of EyePoint’s rights, claims, credits, causes of action or rights of set-off (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise), except to the extent constituting an Excluded Asset, against Persons other than EyePoint, to the extent relating to the Transferred Assets or the Assumed Liabilities.

1.149 “Transferred Contract Consents” has the meaning set forth in Section 3.2.

1.150 “Transferred Contracts” means all Contracts that are listed on Schedule 1.150.

1.151 “Transferred Employees” has the meaning set forth in Section 5.10(b).

1.152 “Transition Period” means the term of the Transition Services Agreement.

1.153 “Transition Services Agreement” has the meaning set forth in Section 5.7.

1.154 “UKRF” means the University of Kentucky Research Foundation.

1.155 “UKRF Licenses” means the licenses set forth in Schedule 1.155, as may be amended from time to time consistent with Section 5.11, full and complete copies of which agreements in effect as of the Effective Date have been provided to Alimera.

1.156 “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.157 “Upfront Payment” has the meaning set forth in Section 6.1.

1.158 “Use Period” has the meaning set forth in Section 5.5(a).

1.159 “Valid Claim” means [***].

1.160 “YUTIQ” means (a) YUTIQ® (fluocinolone acetonide intravitreal implant) 0.18 mg, which product was Approved by the FDA under the YUTIQ NDA for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye, or (b) to the extent that the term “YUTIQ” is used in reference to the Ocumension Territory, YUTIQ means the counterpart to the product described in clause (a) as Approved under the YUTIQ China NDA.

1.161 “YUTIQ China IND” means IND #JXHL1900130 that became effective as of August 9, 2019.

1.162 “YUTIQ China NDA” means License Number 2022S00563 that was Approved by the NMPA on June 16, 2022.

1.163 “YUTIQ IND” means IND #113140 that became effective as of May 18, 2012.

1.164 “YUTIQ IND and NDA Transfer Effective Date” has the meaning set forth in Section 4.1(a).

1.165 “YUTIQ INDs and NDAs” has the meaning set forth in Section 4.1(a).

1.166 “YUTIQ NDA” means NDA #210331 that was Approved by the FDA on October 12, 2018.

1.167 “YUTIQ-Specific Trademarks” means any Trademark(s) that are (a) Controlled by EyePoint or any of its Affiliates during the Term, (b) are used by EyePoint or any of its Affiliates as of the Effective Date for the sole purpose of Developing, Commercializing, Manufacturing and/or otherwise Exploiting YUTIQ in the Field in the Licensed Territory, and (c) any counterparts of the foregoing in the Ex-U.S. Licensed Territory, including in each case of (a) through (c), any registrations thereof and any pending applications relating thereto with any

Governmental Authority in the Licensed Territory, but expressly excluding any EyePoint Names and the Non-Exclusive Trademarks. The YUTIQ-Specific Trademarks existing as of the Effective Date are set forth on Schedule 1.167 hereto.

1.168 “YUTIQ 50 Field” has the meaning set forth in Section 5.13.

ARTICLE 2
LICENSES AND OTHER RIGHTS

2.1 License Grants to Alimera.

(a) Subject to the terms and conditions of this Agreement, EyePoint hereby grants to Alimera an exclusive (even as to EyePoint) right and license under EyePoint’s and its Affiliates’ interest (i.e., subject to the UKRF Licenses) in the EyePoint Licensed Technology, solely to Develop, Manufacture, offer to sell, sell, import, Commercialize and otherwise Exploit the Products in the Field in the Licensed Territory.

(b) Subject to the terms and conditions of this Agreement, EyePoint hereby grants to Alimera an exclusive (even as to EyePoint) right and license under EyePoint’s and its Affiliates’ interest in the EyePoint Domain Names and the YUTIQ-Specific Trademarks, solely to Develop, Manufacture, offer to sell, sell, import, Commercialize and otherwise Exploit the Products in the Field in the Licensed Territory; provided, that the foregoing license shall automatically terminate as of the Transfer Date with respect to the EyePoint Domain Names and the YUTIQ-Specific Trademarks.

(c) Subject to the terms and conditions of this Agreement, during the [***] period following the Effective Date, EyePoint hereby grants to Alimera a non-exclusive right and license under EyePoint’s and its Affiliates’ interest in the Non-Exclusive Trademarks, solely to Develop, Manufacture, offer to sell, sell, import, Commercialize and otherwise Exploit the Products in the Field in the Licensed Territory.

(d) Subject to the terms and conditions of this Agreement and only to the extent permitted by the B&L Agreement, EyePoint hereby grants to Alimera a non-exclusive right and license under any interest EyePoint or any of its Affiliates may have from time to time in the Excluded Patent Rights in the Licensed Territory, solely to make, have made, use, offer to sell, sell, and import the Products in the Field in the Licensed Territory, except for products that would fall under the definition of Licensed Products in the B&L Agreement.

(e) Subject to the terms and conditions of this Agreement, EyePoint hereby agrees that it and its Affiliates will not assert any of their rights in and to the [***] mark against Alimera or any of its Affiliates or its or their successors, or any of its or their Sublicensees, subcontractors or service providers to the extent that such mark is used solely for the Exploitation of the Products in the Field in the Licensed Territory. These covenants shall be binding upon the respective successors, transferees, and assignees of EyePoint and its Affiliates.

(f) The Licenses and Rights are payment-bearing in accordance with the terms of this Agreement. Upon Alimera’s payment of the Upfront Payment in accordance with Section 6.1 and all of the Guaranteed Payments in accordance with Section 6.2, the Licenses and Rights will automatically become perpetual and irrevocable. For clarity, except as necessary for Alimera to perform its express obligations under the Consent and this Agreement, Alimera shall have no right or license under this Agreement to Exploit YUTIQ in the Ocumension Field in the Ocumension Territory.

2.2 Retained Rights. Subject to the terms and conditions of this Agreement, including the Licenses and Rights and the assignment of the Transferred Assets, and except as set forth in the Existing Collaboration Agreement, EyePoint retains all rights under all Patent Rights, Know-How, Trademarks, domain names and other intellectual property rights owned or controlled by EyePoint and its Affiliates. Without limitation of the foregoing, EyePoint retains all rights under such intellectual property rights to (a) Exploit YUTIQ, directly or through an Affiliate or Third Party Licensee, in the Ocumension Field in the Ocumension Territory, (b) Exploit, directly or through an Affiliate or Third Party, products other than the Products, and (c) perform its obligations under this Agreement and the other Transaction Agreements. Subject to the Licenses and Rights and the covenants set forth in Section 2.8(a), nothing in this Agreement shall restrict or limit EyePoint’s right to Exploit any product, including any intravitreal implant (whether bioerodible or non-erodible) utilizing any technology (including the Durasert™ Technology), other than the Products.

2.3 Right to Sublicense.

(a) Alimera shall have the right to grant sublicenses of the Licenses and Rights to its Affiliates to fulfill any of its obligations or exercise any of its rights under this Agreement. Each sublicense granted pursuant to this Section 2.3(a) shall be in writing and consistent with the terms and conditions of this Agreement. Notwithstanding any such sublicense, Alimera shall remain directly responsible for all of its obligations under this Agreement.

(b) Alimera shall have the right to grant sublicenses of the Licenses and Rights to Third Parties to fulfill any of its obligations or exercise any of its rights under this Agreement; provided, that any sublicense of the Licenses and Rights to a Sublicensee [***] for rights to a Product in the Field in the U.S. during the Payment Term shall require the prior written consent of EyePoint. [***] Each sublicense to a Third Party granted pursuant to this Section 2.3(b) shall be in writing and consistent with the terms and conditions of this Agreement. Alimera shall provide EyePoint with a copy of any sublicense it enters into with a Sublicensee for rights to a Product in the Field in the U.S. within [***] after the execution thereof; provided, however that Alimera may redact such copies in order to protect the confidential information of the Sublicensee to the extent that such redactions do not include provisions that are necessary for EyePoint to confirm that the terms of the sublicense are consistent with the terms and conditions of this Agreement. Notwithstanding any such sublicense, Alimera will remain directly responsible for all of its obligations under this Agreement.

2.4 Right to Subcontract. Alimera shall have the right to engage distributors, contract sales organizations, contract manufacturers and other Third Party service providers to perform its activities under this Agreement (each, a “Subcontractor”), and to grant sublicenses of the Licenses and Rights to any such Subcontractor subject to Section 2.3(b), provided that (a) Alimera shall cause its Subcontractors to be bound by written obligations of (i) confidentiality and non-use at least as restrictive as those set forth in this Agreement, and (ii) other obligations consistent with this Agreement to the extent applicable to the activities being performed by such Subcontractors, and (b) Alimera shall remain directly responsible for any obligations that have been subcontracted to a Subcontractor as if the Subcontractor were a party hereto.

2.5 Deliverables.

(a) As soon as possible following the Effective Date (and in any event within [***] after the Effective Date), the Parties shall collaborate to identify, and EyePoint shall [***] deliver to Alimera, an electronic copy (which may be through access to a secured electronic database) of the EyePoint Materials being used by EyePoint in the Commercialization of YUTIQ in the Field in the Licensed Territory during the [***] period prior to the Effective Date (in each case to the extent that such EyePoint Materials are within EyePoint’s or any of its Affiliate’s Control and possession). Within [***] after the Effective Date, the Parties shall collaborate to identify, and EyePoint shall [***] deliver to Alimera, an electronic copy (which may be through access to a secured electronic database) of any other historical EyePoint Materials necessary or reasonably useful for Alimera to continue the Commercialization of YUTIQ in the Field in the Licensed Territory (to the extent that such other historical EyePoint Materials are within EyePoint’s or any of its Affiliate’s Control and possession).

(b) Within [***] after the Effective Date, EyePoint shall [***] provide Alimera with all material data associated with any and all clinical or preclinical information included within the EyePoint Know-How that is reasonably necessary or useful to file, support or maintain any regulatory submissions for the Products in the Field in the Licensed Territory (to the extent such data has not yet been delivered to Alimera). This includes any material EyePoint Know-How reasonably necessary for filing, support or maintenance of such regulatory submissions, overviews and summaries, expert clinical reports and any clinical study reports with all appendices fully populated and provided as an eCTD such that this information and data may be easily included in Alimera’s electronic filing with a Regulatory Authority. Alimera, its Affiliates and its and their Sublicensees may review, incorporate and use any such materials and information described above in any regulatory applications or filings and for any other Development, Manufacturing, Commercialization or Exploitation purpose in relation to Products in the Field in the Licensed Territory. In connection with the foregoing, EyePoint shall provide Alimera with access to documents directly related to its and its Affiliates’ process for Manufacturing YUTIQ, but Alimera’s right to use any such documents is subject to restrictions on Alimera’s right to Manufacture YUTIQ and disclose such documents to a Third Party, as expressly described in this Agreement and the Commercial Supply Agreement.

(c) The Parties acknowledge and agree that (i) the Development, Manufacturing and Commercialization activities conducted by and on behalf of EyePoint and its Affiliates and Third Party Licensees with respect to YUTIQ prior to the Effective Date has generated extensive data and documentation, and (ii) the transfer of such data and documentation will require significant review and coordination between the Parties. If, at any time during the Term, Alimera identifies particular documents, materials, data or information, or has a need to receive documents, materials, data or information relating to a specific topic, in each case that are within the EyePoint Know-How or the EyePoint Materials, but were not previously delivered to Alimera, then upon the written request of Alimera, EyePoint shall [***] deliver an electronic copy of such documents, data or information (which may be through access to a secured electronic database) to Alimera to the extent that such documents, data or information are within EyePoint’s or any of its Affiliate’s Control and possession.

2.6 License Grants to EyePoint.

(a) Subject to the terms and conditions of this Agreement, Alimera hereby grants to EyePoint an exclusive (even as to Alimera), sublicensable (through multiple tiers), royalty-free, fully paid-up, perpetual and irrevocable right and license under Alimera’s and its Affiliates’ interest in the Alimera Licensed Technology, solely to Develop, Manufacture, offer to sell, sell, import, Commercialize and otherwise Exploit YUTIQ in the Ocumension Field in the Ocumension Territory.

(b) Subject to the terms and conditions of this Agreement, from and after the Transfer Date, Alimera hereby grants to EyePoint a non-exclusive, sublicensable (through multiple tiers), royalty-free, fully paid-up, perpetual and irrevocable right and license under Alimera’s and its Affiliates’ interest in the EyePoint Transferred Materials and the YUTIQ-Specific Trademarks, solely to (i) comply with Applicable Law, (ii) utilize YUTIQ-Specific Trademarks to make factual statements in relation to EyePoint’s business in financial presentations and communications and other similar presentations and communications regarding the operation of EyePoint’s business, or (iii) Exploit, directly or through an Affiliate or Third Party, products other than the Products[***].

2.7 No Implied Licenses. Except as expressly set forth herein or in any other agreements between the Parties or a Party and an Affiliate of the other Party, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Patent Rights, Know-How, Trademarks, materials or other intellectual property rights of the other Party.

2.8 Exclusivity.

(a) By EyePoint. During the Term, EyePoint and its Affiliates will not (and EyePoint will ensure that its Affiliates do not) directly or indirectly: (i) alone or with or for any Third Party, Develop or Commercialize or otherwise Exploit any Franchise Product or any other Product for the treatment and prevention of eye diseases in humans in the Licensed Territory (an “EyePoint Competing Product”); (ii) grant a license, sublicense, option or other rights to any Third Party to conduct any of the activities in the foregoing clause (i); or (iii) transfer, assign, convey or otherwise sell any EyePoint Competing Product or any rights in any EyePoint Competing Product in the Licensed Territory or grant an option to do any of the foregoing, in each case of (i), (ii) and (iii), other than as expressly permitted under this Agreement or with respect to the Ocumension Field in the Ocumension Territory. [***].

(b) By Alimera. During the Term, Alimera and its Affiliates will not (and Alimera will ensure that its Affiliates do not) directly or indirectly: (i) alone or with or for any Third Party, Develop or Commercialize in the Licensed Territory and the Ocumension Territory any product consisting of a long-acting intravitreal insert that delivers a corticosteroid for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye, in each case other than a Franchise Product or other Product (an “Alimera Competing Product”); (ii) grant a license, sublicense, option or other rights to any Third Party to conduct any of the activities in the foregoing clause (i) except in connection with a Franchise Product or other Product; or (iii) transfer, assign, convey or otherwise sell any Alimera Competing Product or any rights in any Alimera Competing Product in the Licensed Territory or the Ocumension Territory or grant an option to do any of the foregoing, in each case of (i), (ii) and (iii), other than in performance of activities under this Agreement or as expressly permitted under this Agreement or in the Existing Collaboration Agreement. [***].

2.9 Right to Use EyePoint Materials. Subject to the terms and conditions of this Agreement, during the Term, EyePoint hereby grants to Alimera and its Affiliates and Sublicensees the exclusive right to use, copy, make derivative works of and otherwise exploit the EyePoint Materials with respect to the Development, Manufacturing, Commercialization and Exploitation of Products.

ARTICLE 3
Asset Transfer and Assumption of Liabilities

3.1 Generally. EyePoint desires to assign all of the Transferred Assets and, subject to the receipt of any Transferred Contract Consents, the Transferred Contracts, to Alimera, and Alimera is willing to accept all of the Transferred Assets and, subject to the receipt of any Transferred Contract Consents, the Transferred Contracts, and assume the Assumed Liabilities, subject to the terms and conditions set forth in this Agreement.

3.2 Transferred Contracts. During the [***] period following the Effective Date, each Party shall [***] obtain, as soon as possible, any Third Party consents necessary to assign the Transferred Contracts to Alimera (the “Transferred Contract Consents”). EyePoint shall notify Alimera in writing [***] following such date when a Transferred Contract Consent been obtained [***]. If EyePoint is unable to obtain, or EyePoint becomes aware that it likely will not be able to obtain, a Transferred Contract Consent for a particular Transferred Contract, or if requested by Alimera, EyePoint shall [***] facilitate an introduction between the counterparty to such Transferred Contract and Alimera in order to enable Alimera to obtain its own Contract with such counterparty. To the extent provided for under the Transition Services Agreement, the Parties shall cooperate with each other in any reasonable and lawful arrangements permitted under the terms of such Transferred Contract that are designed to provide to Alimera the benefits and liabilities of use of such Transferred Contract (e.g., EyePoint continuing to provide Alimera with the benefits of its own Transferred Contract) during the Transition Period. For clarity, [***]. For the avoidance of doubt, Transferred Contracts that do not require any Third Party consents to assign them to Alimera shall be assigned to Alimera within [***] following the Effective Date. During the [***] period following the Effective Date, EyePoint shall not amend or modify any of the Transferred Contracts, or waive any right thereunder, in any manner that would adversely and materially affect Alimera’s rights hereunder or under any other Transaction Agreements or thereunder without the prior written authorization of Alimera.

3.3 Closing of Asset Transfer. The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Transfer Closing”) shall take place remotely via the exchange of executed documents set forth in Exhibits A, D and E or otherwise described in this ARTICLE 3 and as soon as possible following (but no later than [***] following) the Effective

Date on a date and time mutually agreed by EyePoint and Alimera (such closing date, the “Transfer Date”). For clarity, the assignment of each Transferred Contract and the assumption of any Assumed Liabilities for such Transferred Contract shall only occur on the Transfer Date for the Transferred Assets if any related Transferred Contract Consent has been obtained. Upon the receipt of a Transferred Contract Consent for a particular Transferred Contract, the Parties shall mutually agree on a date and time for the assignment of such Transferred Contract by EyePoint to Alimera, and the Parties shall comply with their respective obligations under this ARTICLE 3 with respect to such Transferred Contract as of such agreed date, and such agreed date shall be deemed to be the Transfer Date for such Transferred Contract for all purposes under this Agreement.

3.4 Assignment of Transferred Assets.

(a) On the terms and subject to the conditions set forth in this Agreement and as partial consideration for the amounts payable by Alimera to EyePoint under this Agreement, effective as of the applicable Transfer Date, EyePoint agrees to transfer, convey, assign and deliver to Alimera, and hereby transfers, conveys, assigns and delivers to Alimera, free and clear of all Liens, all of the Transferred Assets and, subject to the receipt of any Transferred Contract Consent, each Transferred Contract, and Alimera hereby accepts all of the Transferred Assets and each such Transferred Contract.

(b) All assets, properties, rights and interests of EyePoint not specifically included in the Transferred Assets and the Transferred Contracts, including the Excluded Assets, are expressly excluded from the transfer, conveyance, assignment and delivery contemplated hereby and as such are not included in the Transferred Assets and the Transferred Contracts and shall remain the assets, properties, rights and interests of EyePoint.

(c) To the extent that any of the Transferred Assets or Transferred Contracts are owned or leased by or under the control of or in the name of any of EyePoint’s Affiliates, EyePoint shall cause such Affiliates to [***]take such action as may be necessary to consummate the transfer to Alimera of such Transferred Assets and Transferred Contracts under terms and conditions which are consistent with, and subject to the terms of, this Agreement.

3.5 Assumption of Assumed Liabilities; Excluded Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, effective as of the applicable Transfer Date, Alimera shall assume, and shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged on behalf of Alimera) when due, the applicable Assumed Liabilities. For clarity, the foregoing obligations apply to a Transferred Asset or Transferred Contract beginning on the Transfer Date for the particular Transferred Asset or Transferred Contract.

(b) Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities will exclude any other Liabilities whatsoever not expressly assumed by Alimera under Section 3.5(a), including the Excluded Liabilities, and EyePoint shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged on behalf of EyePoint) when due, all such Excluded Liabilities.

3.6 Transfer Documentation; Cooperation.

(a) On the first Transfer Date, (i) each Party shall execute and deliver to the other Party the bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit A (the “Bill of Sale”), (ii) EyePoint shall execute and deliver to Alimera the EyePoint FDA Transfer Letters, and (iii) Alimera shall execute and deliver to EyePoint the Alimera FDA Transfer Letters. The Parties acknowledge and agree that the assignment of the YUTIQ INDs and NDAs shall not be effective in the records of the applicable Regulatory Authorities until approved by the applicable Regulatory Authorities. On each subsequent Transfer Date following the first Transfer Date, each Party shall execute and deliver to the other Party an updated schedule to the Bill of Sale to include the applicable Transferred Contract.

(b) EyePoint and Alimera shall (i) file the EyePoint FDA Transfer Letters and the Alimera FDA Transfer Letters, respectively, with the FDA as soon as possible following the Transfer Date for the YUTIQ IND and the YUTIQ NDA, and in no event more than within [***] following such Transfer Date, and (ii) [***] provide to the FDA any other documentation or information necessary to enable the FDA to effect the transfer of the YUTIQ IND and the YUTIQ NDA from EyePoint to Alimera as soon as possible, but in no event more than [***] of receiving a request from the FDA for such documentation or information. Prior to the applicable YUTIQ IND and NDA Transfer Effective Date, except as required to assign the YUTIQ IND and the YUTIQ NDA to Alimera in accordance with the terms of this Agreement, EyePoint shall not amend or modify the YUTIQ IND or YUTIQ NDA in any manner that would adversely affect Alimera’s rights hereunder or under any other Transaction Agreements or thereunder without the prior written authorization of Alimera.

(c) [***]

(d) Following the Transfer Date as between the Parties, it shall be Alimera’s responsibility to prepare the applicable trademark assignments (“Trademark Assignments”) and domain name transfers (“Domain Name Assignments”), in each case, with respect to the applicable Transferred Assets, and to record such assignments following execution thereof by EyePoint (or its applicable Affiliate), and EyePoint agrees to reasonably cooperate with any requests to enable the preparation, execution or recordation of such assignments.

(e) Each Party will [***] take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under Applicable Laws to consummate and make effective the Transactions as promptly as practicable.

(f) Each Party shall, and shall cause its Affiliates to, take such additional actions, execute any such additional documents and instruments, and promptly provide any additional materials and information as may be reasonably necessary to fully vest Alimera’s ownership of the Transferred Assets and the Transferred Contracts that are actually assigned to Alimera.

3.7 Maintenance of Business. With respect to the Transferred Assets and any Transferred Contract for which a Transferred Contract Consent has been obtained, from the Effective Date through the Transfer Date, and with respect to all other Transferred Contracts, from the Effective Date through the [***] period following the Effective Date, except as otherwise specifically set forth in this Agreement, EyePoint shall:

(a) [***] preserve intact the Transferred Assets;

(b) [***] maintain the Transferred Contracts to the extent relating the Products in the Field in the Licensed Territory in full force and effect, and shall notify Alimera promptly of any written notice of default received by EyePoint in connection with any of the Transferred Contracts;

(c) make payments on its liabilities with respect to the Transferred Assets and the Transferred Contracts; and

(d) maintain the Business Records consistent with past practice.

ARTICLE 4
REGULATORY MATTERS

4.1 Maintenance of YUTIQ NDA; Interactions with Regulatory Authorities and Regulatory Filings.

(a) As between the Parties, subject to and without limiting any of the terms and conditions of this Section 4.1, EyePoint shall take all actions with respect to YUTIQ reasonably necessary in order to maintain the YUTIQ IND, YUTIQ NDA, YUTIQ China IND and YUTIQ China NDA (collectively, the “YUTIQ INDs and NDAs”) throughout the Term prior to the filing of all required documentation with the applicable Regulatory Authorities (and acceptance of such documentation by the applicable Regulatory Authorities) to effect the transfer of such INDs and NDAs to Alimera after the Transfer Date (the effective date applicable to such transfer, the applicable “YUTIQ IND and NDA Transfer Effective Date”). For clarity, Alimera shall assume the responsibility for taking actions with respect to the applicable YUTIQ INDs and NDAs only after the applicable Regulatory Authority has accepted the transfer of such responsibility from EyePoint to Alimera. EyePoint shall continue to take all such actions (in accordance with the terms and conditions of this Agreement) with respect to the applicable YUTIQ INDs and NDAs until the applicable Regulatory Authority has accepted the transfer of responsibility from EyePoint to Alimera, and such date on which the applicable Regulatory Authority has accepted such transfer with respect to such YUTIQ IND and NDA shall be deemed to be the YUTIQ IND and NDA Transfer Effective Date for such YUTIQ IND, YUTIQ NDA, YUTIQ China IND or YUTIQ China NDA for all purposes under this Agreement. Prior to the applicable YUTIQ IND and NDA Transfer Effective Date, EyePoint shall consult with Alimera with respect to the maintenance of the YUTIQ INDs and NDAs. Alimera agrees to provide information, documentation and data within Alimera’s Control and possession, and to cooperate, in each case as reasonably requested by EyePoint, in order to enable EyePoint to maintain the YUTIQ INDs and NDAs throughout the Term prior to the applicable YUTIQ IND and NDA Transfer Effective Date. During the Term after the applicable YUTIQ IND and NDA Transfer Effective Date, EyePoint agrees to provide information, documentation and data included in the EyePoint Licensed Technology and within EyePoint’s or any of its Affiliates’ Control and possession, and to cooperate, in each case as reasonably requested by Alimera, in order to enable Alimera to maintain the YUTIQ INDs and NDAs throughout the remainder of Term.

(b) Prior to the applicable YUTIQ IND and NDA Transfer Effective Date, within [***] of receipt, Alimera shall provide EyePoint with an electronic copy of all material correspondence received from the FDA or NMPA relating to YUTIQ or the applicable YUTIQ IND, YUTIQ NDA, YUTIQ China IND or YUTIQ China NDA. Additionally, Alimera shall, prior to the applicable YUTIQ IND and NDA Transfer Effective Date, notify EyePoint in writing within [***] of receiving any material communication from the FDA or NMPA relating to YUTIQ or the applicable YUTIQ IND, YUTIQ NDA, YUTIQ China IND or YUTIQ China NDA that is not in writing, together with a summary of such communication. During the Term, EyePoint shall, within [***] of receipt: (i) provide Alimera with an electronic copy of all material correspondence received from the FDA or NMPA relating to YUTIQ or any of the YUTIQ INDs and NDAs, and (ii) notify Alimera in writing of receiving any material communication from the FDA or NMPA relating to YUTIQ or any of the YUTIQ INDs and NDAs that is not in writing, together with a summary of such communication. As between the Parties prior to the applicable YUTIQ IND and NDA Transfer Effective Date, EyePoint shall respond to any correspondence and communications received by either Party from the FDA or NMPA relating to YUTIQ or the applicable YUTIQ IND, YUTIQ NDA, YUTIQ China IND or YUTIQ China NDA, provided that it (i) first consults with Alimera with respect to any such material correspondence and communications [***], and incorporates, any comments of Alimera relating thereto, and (ii) provides to Alimera a copy of any material correspondence provided to the FDA or NMPA relating to YUTIQ or the applicable YUTIQ IND, YUTIQ NDA, YUTIQ China IND or YUTIQ China NDA within [***] of sending such correspondence. As between the Parties after the applicable YUTIQ IND and NDA Transfer Effective Date, Alimera shall have the sole right and responsibility to respond to any correspondence and communications received by either Party from the FDA relating to YUTIQ or the applicable YUTIQ IND or YUTIQ NDA. Following the applicable YUTIQ IND and NDA Transfer Effective Date, Alimera shall maintain in full force and effect the YUTIQ China IND and the YUTIQ China NDA, and any actions relating thereto, including communications with Regulatory Authorities, shall be subject to and governed by the terms of the Consent.

(c) If applicable, Alimera shall reimburse EyePoint for (i) any prescription drug program fees under the United States Federal Food, Drug, and Cosmetic Act, as amended, which are collected annually for YUTIQ by the FDA, and (ii) any taxes under Section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)) that are collected annually by the U.S. Internal Revenue Services to the extent allocated to YUTIQ following the Effective Date (the fees and taxes described in (i) and (ii), the “Annual YUTIQ Fees”), and that are actually paid by EyePoint; provided, that any fees for the 2023 Calendar Year shall be prorated based on the Effective Date. If applicable, EyePoint shall reimburse Alimera for Annual YUTIQ Fees for the 2023 Calendar Year that are actually paid by Alimera; provided, that such fees shall be prorated based on the Effective Date. Any fees subject to reimbursement under this Section 4.1(c) shall be paid within [***] of receipt of an invoice from the Party owed reimbursement.

(d) Except as set forth above or as otherwise agreed in writing by the Parties, (i) Alimera shall be responsible for all U.S. and non-U.S. regulatory matters, including filing an IND and NDA, for the Products in the Field in the Licensed Territory, and (ii) Alimera shall be responsible for obtaining Approvals and for subsequent maintenance of such Approvals obtained. For all regulatory filings made with Alimera as the sponsor (other than with respect to YUTIQ in the Ocumension Field in the Ocumension Territory), Alimera shall have the sole authority and responsibility for submitting supplements, communications, annual reports, adverse event reports, manufacturing changes, supplier designations and other related filings to, and for communicating with, Regulatory Authorities.

(e) Alimera shall be responsible for preparing and submitting all documentation to Regulatory Authorities regarding the Manufacture of the Products in the Field in the Licensed Territory for commercial sale necessary to obtain Approvals for such Products in the Field in the Licensed Territory, and as between the Parties, Alimera shall own any regulatory filings and Approvals relating to the Products in the Field in the Licensed Territory (except for the YUTIQ INDs and NDAs, the assignment of which is addressed in this Agreement). Alimera shall be responsible for all activities related to pre-Approval inspections of the Manufacturing facilities for the Products in the Field in the Licensed Territory.

(f) Each Party shall maintain all records, including, but not limited to, batch records and supporting documentation required by the FDA and other applicable Regulatory Authorities, with respect to each Product in the Field in the Licensed Territory for the periods of time required by such Regulatory Authorities.

(g) Upon reasonable request by Alimera, to the extent not already provided under this Agreement, EyePoint shall provide Alimera promptly with documents for the Products in the Ocumension Field in the Ocumension Territory Controlled by EyePoint or any of its Affiliates and reasonably necessary or useful to file, support and maintain regulatory submissions for the Products in the Field in the Licensed Territory. Alimera, its Affiliates and its and their sublicensees may reference, cross-reference, review, have access to, incorporate and use such documents and reports (and information contained therein) and other information, to the extent reasonably necessary, (i) in or to support any regulatory applications or filings or Approvals or any patent filings or (ii) for any Development, Manufacturing or Commercialization purpose, in each case, for the Products in the Field in the Licensed Territory. Upon reasonable request by EyePoint, Alimera shall provide EyePoint promptly with documents for Products in the Field in the Licensed Territory Controlled by Alimera or any of its Affiliates and reasonably necessary or useful to file, support and maintain regulatory submissions for YUTIQ in the Ocumension Field in the Ocumension Territory. EyePoint, its Affiliates and its and their sublicensees may reference, cross-reference, review, have access to, incorporate and use such documents and reports (and information contained therein) and other information, to the extent reasonably necessary, (x) in or to support any regulatory applications or filings or Approvals or any patent filings, or (y) for any Development, Manufacturing or Commercialization purpose, in each case, for YUTIQ in the Ocumension Field in the Ocumension Territory.

(h) EyePoint hereby grants to Alimera a Right of Access to Clinical IP solely to Develop, Manufacture, offer to sell, sell, import, Commercialize and otherwise Exploit the Products in the Field in the Licensed Territory. Alimera hereby grants to EyePoint a Right of Access to Clinical IP solely to (i) Develop, Manufacture, offer to sell, sell, import, Commercialize and otherwise Exploit YUTIQ in the Ocumension Field in the Ocumension Territory, and (ii) Exploit products other than the Products. Each Party may exercise this right of access for itself, its Affiliates and any licensees, sublicensees or any other Third Party without the consent of the other Party. Each Party shall [***] provide the other Party with such waivers, irrevocable cross reference letters, assignments, and/or other reasonable documentation as may be necessary or useful for the other Party’s full exercise of any Right of Access to Clinical IP granted pursuant to this Section 4.1(h).

4.2 Reporting Obligations. As between the Parties, during the Term, Alimera shall be responsible at its sole cost for (a) timely and accurately tracking and reporting payments and transfers of value relating to the Products in the U.S. occurring during the Term as required under 42 U.S.C.. § 1320a-7h and its implementing regulations 42 C.F.R. § 403.900 et seq., (b) timely and accurately complying with federal and state drug price reporting obligations relating to the Products in the U.S., and (c) timely and accurately reporting samples distribution data relating to the Products in the U.S. to the FDA. The Parties acknowledge and agree that EyePoint may be performing some or all of the foregoing reporting obligations during the Transition Period on behalf of Alimera under the terms of the Transition Services Agreement. EyePoint shall provide any information reasonably requested by Alimera and otherwise reasonably cooperate with Alimera in a timely manner in order to enable Alimera to comply with the foregoing reporting obligations.

4.3 Adverse Event Reporting.

(a) During the Term prior to the Transfer Date, (i) EyePoint will be responsible at its sole cost for maintaining the global adverse event database for YUTIQ, and (ii) EyePoint, as the holder of the YUTIQ NDA and the YUTIQ China NDA, shall be responsible for complying with any safety reporting obligations to the FDA and NMPA with respect to YUTIQ, subject to receipt of any information required to be provided by Alimera under the Existing Pharmacovigilance Agreement. EyePoint shall consult with Alimera and take into account any and all comments from Alimera with respect to such reports prior to making any such reports.

(b) During the Term following the Transfer Date, and subject to any assistance to be provided by EyePoint under the Transition Services Agreement, Alimera will be responsible at its sole cost for maintaining the global adverse event database for the Products, and following the applicable YUTIQ IND and NDA Transfer Effective Date, and subject to any assistance to be provided by EyePoint under the Transition Services Agreement, exchanging safety data with Ocumension in accordance with the terms of the Ocumension PV Agreement and complying with any safety reporting obligations to Regulatory Authorities with respect to the Products in the Field in the Licensed Territory. The Parties shall [***] terminate the Existing Pharmacovigilance Agreement when appropriate.

(c) During the Transition Period, Alimera shall make arrangements, either by itself or through a Third Party service provider, to be able to receive and process safety information for YUTIQ in the Licensed Territory and the Ocumension Territory following the Transition Period. Upon the request of Alimera, EyePoint will [***] enable Alimera, at Alimera’s sole cost, to contract directly with EyePoint’s existing Third Party service provider to receive and process safety information for YUTIQ in the Licensed Territory and the Ocumension Territory.

4.4 No Harmful Actions. Each Party shall not, and shall use Commercially Reasonable Efforts to cause its Affiliates, Sublicensees (with respect to Alimera), Third Party Licensees (with respect to EyePoint) and Subcontractors not to, take any action with respect to the

Products that could reasonably be expected to have an adverse impact upon the Approval status of the Products outside of such Party’s Applicable Territory. If a Party believes that the other Party is (or any of its Affiliates, Sublicensees (with respect to Alimera), Third Party Licensees (with respect to EyePoint) or Subcontractors) taking or intends to take any action with respect to the Products that could have an adverse impact upon the Approval status of the Products outside of such other Party’s Applicable Territory, then the Parties shall [***].

4.5 Notice of Regulatory Action. During the Term, each Party shall [***], but in any event within [***] of receipt of relevant information, notify the other Party of any information that it receives regarding any threatened or pending action, inspection or communication by or from a Third Party, including a Regulatory Authority, that would reasonably be expected to materially adversely affect (a) with respect to Alimera, the Exploitation of the Products in the Field in the Licensed Territory, or (b) with respect to EyePoint, the Exploitation of YUTIQ in the Ocumension Field in the Ocumension Territory.

4.6 Recalls.

(a) Prior to the applicable YUTIQ IND and NDA Transfer Effective Date, the following terms and conditions shall apply: (i) if either Party [***] has determined that a recall, withdrawal or other form of market action is advisable or necessary with respect to YUTIQ in the U.S., then EyePoint shall initiate such recall, withdrawal or other form of market action, and shall communicate with the FDA with respect thereto (as approved by Alimera); provided, that prior to initiating a voluntary recall, withdrawal or any other form of market action with respect to YUTIQ in the U.S., the Parties shall [***] as to whether to initiate any such recall, withdrawal or other form of market action, and (ii) Alimera shall have the final decision-making authority to determine if a recall, withdrawal or other form of market action is advisable or necessary with respect to YUTIQ in the Field in the Ex-U.S. Licensed Territory and the sole right to communicate with applicable Regulatory Authorities with respect thereto. Alimera shall be responsible for taking all actions necessary to effect any recall, withdrawal or market action concerning YUTIQ in the Field in the Licensed Territory that occurs during the Term, and shall be responsible for all costs incurred in connection therewith except as provided under the Commercial Supply Agreement. At Alimera’s request, without limitation of any obligations of the Parties under the Commercial Supply Agreement, EyePoint will cooperate with Alimera at Alimera’s cost regarding Alimera’s handling of any recalls, withdrawals or similar market actions.

(b) From and following the applicable YUTIQ IND and NDA Transfer Effective Date, the following terms and conditions shall apply: As between the Parties, Alimera shall have the final decision-making authority to determine if a recall, withdrawal or other form of market action is advisable or necessary with respect to YUTIQ in the Field in the Licensed Territory, and the sole right to communicate with Regulatory Authorities with respect thereto. As between the Parties, Alimera shall be responsible for taking all actions necessary to effect any recall, withdrawal or market action concerning YUTIQ in the Field in the Licensed Territory that occurs during the Term, and shall be responsible for all costs incurred in connection therewith except as provided under the Commercial Supply Agreement. At Alimera’s request, without limitation of any obligations of the Parties under the Commercial Supply Agreement, EyePoint will cooperate with Alimera at Alimera’s cost regarding Alimera’s handling of any recalls, withdrawals or similar market actions.

(c) As between the Parties, Alimera shall have final decision-making authority to determine if a recall, withdrawal or other form of market action is advisable or necessary with respect to any Product in the Field in the Licensed Territory other than YUTIQ, and the sole right to communicate with Regulatory Authorities with respect thereto. Alimera shall be responsible for taking all actions necessary to effect any recall, withdrawal or market action concerning such Products that occurs during the Term, and shall be responsible for all costs incurred in connection therewith.

4.7 Current Clinical Trials. As of the Effective Date, EyePoint is sponsoring or providing support for the Other Clinical Trials relating to YUTIQ set forth on Schedule 4.7 (the “Current Clinical Trials”). Following the Effective Date and subject to any assistance to be provided by EyePoint under the Transition Services Agreement, Alimera shall be solely responsible for conducting or continuing to support, as applicable, at its sole expense, the Current Clinical Trials, and shall use Commercially Reasonable Efforts to conduct and support the Current Clinical Trials consistent in all material respects with EyePoint’s practice immediately prior to the Effective Date.

ARTICLE 5
COVENANTS

5.1 Supply Obligation. During the Term, except as contemplated in the Commercial Supply Agreement, EyePoint, by itself or through an Affiliate or one or more Third Parties, shall be responsible for Manufacturing and exclusively supplying to Alimera all quantities of YUTIQ necessary for Alimera to Commercialize YUTIQ in the U.S. in accordance with the commercial supply agreement attached hereto as Exhibit B (the “Commercial Supply Agreement”) and the quality agreement to be mutually agreed upon by the Parties as provided in the Commercial Supply Agreement (the “Quality Agreement”). As between the Parties, Alimera, by itself or through an Affiliate or one or more Third Parties, shall be responsible for Manufacturing all quantities of Products other than YUTIQ necessary for Alimera to Exploit such Products in the Field in the Licensed Territory. [***].

5.2 Development and Commercialization Obligations.

(a) Subject to the terms and conditions of this Agreement, including this Section 5.2, and the Transition Services Agreement, Alimera will be solely responsible for Developing and Commercializing the Products in the Field in the Licensed Territory at its sole expense, and will have sole discretion with respect to Developing and Commercializing the Products in the Field in the Licensed Territory.

(b) Alimera (directly, or through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to Commercialize the Franchise Products in the Field in the Licensed Territory. For clarity, the foregoing obligation does not limit or modify the diligence and other obligations under the Existing Collaboration Agreement with respect to the Development, manufacturing and Commercialization of Products in the Collaboration Field (as such terms are defined in the Existing Collaboration Agreement), including for diabetic macular edema worldwide and uveitis in Europe, the Middle East and Africa.

(c) Alimera will perform its Development, Manufacturing and Commercialization obligations under this Agreement in compliance with all Applicable Laws.

(d) [***]

(e) During the Term, Alimera shall have sole responsibility to handle all customer service activities regarding the Products in the Field in the Licensed Territory, which activities may be performed by EyePoint on Alimera’s behalf during the Transition Period under the Transition Services Agreement. Promptly upon receipt, EyePoint shall refer all customer service inquiries regarding the Products in the Field in the Licensed Territory, including all medical and other inquiries and complaints, to Alimera for resolution. Prior to the applicable YUTIQ IND and NDA Transfer Effective Date, Alimera shall promptly provide to EyePoint any information received as a part of performance of customer service activities relating to YUTIQ that is required to be reported to a Regulatory Authority.

(f) [***]

5.3 Commercialization Reports and Information Sharing. Within [***] following the end of each Calendar Quarter during the Payment Term, Alimera shall submit to EyePoint a report summarizing in reasonable detail Alimera’s and its Affiliates’ and Sublicensees’ activities related to the Commercialization of the Franchise Products in the U.S. during the preceding Calendar Quarter. Upon the request of EyePoint from time to time during the Payment Term, no more than [***] per year, Alimera shall provide to EyePoint (a) a copy of Alimera’s then-current marketing plan for the Franchise Products in the U.S., and (b) copies of any marketing materials then being used by Alimera to market and promote the Franchise Products in the U.S.

5.4 EyePoint Trademarks. Prior to the Transfer Date, Alimera agrees that any use of any EyePoint Trademark in the Commercialization of YUTIQ in the Licensed Territory shall meet quality standards substantially as high as those maintained by EyePoint prior to the Effective Date with respect to the use of such EyePoint Trademark. From and following the Transfer Date, Alimera agrees that any use of any Non-Exclusive Trademark in the Commercialization of YUTIQ in the Licensed Territory shall meet quality standards substantially as high as those maintained by EyePoint prior to the Effective Date with respect to the use of such Non-Exclusive Trademark. Upon EyePoint’s written request, Alimera shall provide samples of Alimera’s use of the Non-Exclusive Trademarks in the Field in the Licensed Territory in order for EyePoint to (a) confirm compliance with the foregoing quality standards, (b) maintain the Non-Exclusive Trademarks for so long as they are owned by EyePoint or its Affiliate, or (c) satisfy any requirements of the United States Patent and Trademark Office or any other counterpart Governmental Authority in the Licensed Territory with respect to any Non-Exclusive Trademarks or any other Trademarks relating thereto for so long as they are owned by EyePoint or its Affiliate. For the avoidance of doubt, except as expressly permitted under this Agreement, Alimera will not have any right to use EyePoint’s Trademarks (other than the YUTIQ-Specific Trademarks and the Non-Exclusive

Trademarks under the terms of the Licenses and Rights), corporate names or logos without first obtaining EyePoint’s written consent.

5.5 Use of EyePoint Names.

(a) EyePoint hereby grants (on behalf of itself and its applicable Affiliates) a limited, non-exclusive right to Alimera, to use the EyePoint Names solely to the extent necessary to allow Alimera and its Affiliates and their designees to (i) market, distribute and sell YUTIQ in the U.S., utilizing the advertising, marketing, sales, promotional and other EyePoint Materials, in each case, existing on the Effective Date, during the [***] period following the Effective Date, and (ii) sell any inventory of YUTIQ purchased under the Commercial Supply Agreement with labeling and packaging that includes the EyePoint Names, during the [***] period following the Effective Date (the foregoing periods, the “Use Period”). Alimera shall ensure that all use of the EyePoint Names by Alimera and its Affiliates after the Effective Date, as provided in this Section 5.5(a), shall be only of a level of quality equal to or greater than the quality of the use of the EyePoint Names prior to the Effective Date. In no event shall Alimera or any of its Affiliates (1) use any EyePoint Name in any manner or for any purpose different from the use of such EyePoint Name by EyePoint and its Affiliates immediately prior to the Effective Date to market, distribute, and sell YUTIQ in the U.S., or (2) manufacture or produce, or cause or permit any Third Party to manufacture or produce, any new labels, packaging or advertising, marketing or sales and promotional materials using or otherwise incorporating any EyePoint Name in any manner, except as otherwise permitted in this Agreement or any of the Transaction Agreements.

(b) Promptly upon the expiration of the Use Period (but in no event later than [***] following such expiration), Alimera shall, and shall cause its Affiliates to, destroy and dispose of all labels, packaging and advertising, marketing, sales and promotional materials, in each case, in its possession or subject to its control, bearing the EyePoint Names. Alimera covenants that, except as set forth in this Section 5.5, neither Alimera nor any of its Affiliates shall use in any manner any EyePoint Name in any form other than to the extent necessary to perform its or its Affiliates’ respective obligations under the Transaction Agreements or to comply with Applicable Laws.

(c) Notwithstanding this Section 5.5, Alimera may continue to use the EyePoint Names for labels and packaging, advertising, marketing, sales and promotional materials, to the extent required by Applicable Law to reflect EyePoint’s role of Manufacturing party during the Term in accordance with Section 5.1.

5.6 Diversion. Subject to Applicable Law, each Party covenants and agrees that it and its Affiliates shall not, and shall use commercially reasonable efforts to ensure that its Third Party Licensees (with respect to EyePoint) and Sublicensees (with respect to Alimera) and Subcontractors do not, either directly or indirectly, distribute, import, sell or have sold YUTIQ, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s Applicable Territory; provided, that each Party shall have the right to attend conferences and meetings of congresses in the other Party’s Applicable Territory and to promote and market, for their Applicable Territory, YUTIQ to Third Party attendees at such conferences and meetings, subject to this Section 5.6. Neither Party shall engage, or shall permit its Affiliates, Third Party Licensees (with respect to EyePoint), Sublicensees (with respect to

Alimera) or Subcontractors to engage, in any advertising or promotional activities relating to YUTIQ for use directed primarily to customers or users of YUTIQ located in the other Party’s Applicable Territory, or solicit orders from any prospective purchaser that such Party has reason to believe intends to distribute YUTIQ in the other Party’s Applicable Territory. If a Party or any of its Affiliates, Third Party Licensees (with respect to EyePoint), Sublicensees (with respect to Alimera) or Subcontractors receives any order for YUTIQ for use from a prospective purchaser that intends to distribute YUTIQ in the other Party’s Applicable Territory, then such Party shall [***], but in any event within [***] of receipt, refer that order to such other Party and shall not accept any such orders. Except as otherwise provided herein, neither Party or its Affiliates shall, and neither Party shall knowingly permit its Third Party Licensees (with respect to EyePoint), Sublicensees (with respect to Alimera) or Subcontractors to, deliver or tender (or cause or knowingly permit to be delivered or tendered) YUTIQ for use in the other Party’s Applicable Territory. Notwithstanding the foregoing, this Section 5.6 is not intended to limit, and shall not limit, EyePoint’s retained rights as set forth in Section 2.2.

5.7 Transition Services Agreement. As of the Effective Date, the Parties have entered into the transition services agreement attached hereto as Exhibit C (the “Transition Services Agreement”).

5.8 Covenants of EyePoint. EyePoint covenants to Alimera that:

(a) During the Term, EyePoint (and its Affiliates) will not make any commitment to any Third Party in conflict with the rights granted by it hereunder;

(b) Neither EyePoint, nor any of its Affiliates, shall assign, transfer, convey or otherwise encumber during the Term, its right, title or interest in or to the EyePoint Licensed Technology, in a manner that would prevent Alimera or its Affiliates and Sublicensees from Developing, Commercializing, Manufacturing or otherwise Exploiting the Products in the Field in the Licensed Territory or from otherwise exploiting its rights and licenses granted by EyePoint hereunder; and

(c) EyePoint shall be responsible for the costs of any returns, discounts, rebates and co-pay assistance on sales of YUTIQ made prior to the Effective Date, and Alimera shall be responsible for the costs of any returns, discounts, rebates and co-pay assistance on sales of YUTIQ made on or after the Effective Date. [***]

5.9 Compliance with Law. Each Party hereby covenants to the other Party that, in the course of performing its obligations and exercising its rights under this Agreement and the other Transaction Agreements, such Party shall, to the extent applicable, perform its activities pursuant to this Agreement and the other Transaction Agreements in compliance with all Applicable Laws.

5.10 Employee Covenants.

(a) Alimera will consider for employment all Business Employees.

(b) On the day of the Parties’ public announcement of the Transactions, Alimera shall offer employment to at least [***] Business Employees (collectively, the “Transferred Employees”) in accordance with this Agreement. If Alimera offers employment to less than [***]

Business Employees, then within [***] days following the Effective Date, Alimera shall pay to EyePoint an amount equal to the Termination Cost (as defined below) multiplied by the difference of [***] minus the number of employment offers actually made by Alimera to the Business Employees. For purposes of this Agreement, “Termination Cost” means [***]

(c) An employment offer to any Transferred Employee pursuant to this Section 5.10 shall be on terms and conditions [***].

(d) Notwithstanding any provision herein to the contrary, no provision of this Agreement shall be deemed to (i) create any Contract with any Transferred Employee; (ii) give any Transferred Employee the right to be retained in the employment of Alimera or any of its Affiliates; (iii) interfere with Alimera’s right to terminate the employment of any Transferred Employee at any time; (iv) obligate Alimera or any of its Affiliates to adopt, enter into or maintain any employee benefit plan or program at any time; or (v) create or grant any rights to any Person who is not a Party to this Agreement. The covenants and agreements contained herein are for the sole benefit of the Parties, and the Transferred Employees are not intended to be and shall not be construed as beneficiaries hereof.

(e) [***]

(f) Alimera shall finish making offers to all Transferred Employees no later than the day that is [***] Business Days after the Effective Date. EyePoint shall assist Alimera, as reasonably requested by Alimera, to enable it to meet its obligations under this subsection.

5.11 UKRF Licenses and B&L Agreement. EyePoint shall not amend or modify any of the UKRF Licenses or the B&L Agreement, or waive any right thereunder, in any manner that would adversely affect Alimera’s rights hereunder without the prior written authorization of Alimera.

5.12 Subcontractors and Third Party Service Providers. All Third Parties engaged by a Party or any of its Affiliates to perform services in connection with this Agreement or any Transaction Agreements are restricted and subject to the terms of this Agreement or the applicable Transaction Agreements, and each Party shall ensure that each of such Third Parties complies with all obligations imposed on such Party under the applicable Transaction Agreements. Any breach of any such obligations by any such Third Party shall be deemed a breach by the Party who engaged such Third Party of its obligations under the applicable Transaction Agreement, and such Party shall be responsible and liable for any breach of any such obligations by any such Third Parties.

5.13 YUTIQ 50. During the Term, EyePoint and its Affiliates will not (and EyePoint will ensure that its Affiliates do not) directly or indirectly: (a) alone or with or for any Third Party, Develop (other than to complete EyePoint’s or any of its Affiliates’ Development activities pending as of the Effective Date), Manufacture or Commercialize or otherwise Exploit YUTIQ 50 for the prevention or treatment of eye diseases (the “YUTIQ 50 Field”) anywhere in the world; (b) grant a license, sublicense, option or other rights to any Third Party to conduct any of the activities in the foregoing clause (a); or (c) transfer, assign, convey or otherwise sell YUTIQ 50 or any rights in YUTIQ 50 in the YUTIQ 50 Field anywhere in the world or grant an option to do any of the foregoing. For clarity, Alimera may Develop, Manufacture, Commercialize or otherwise Exploit a short-acting Product similar to YUTIQ 50 in the YUTIQ 50 Field anywhere in the world other than the Ocumension Territory.

5.14 [***].

ARTICLE 6
PAYMENTS

6.1 Upfront Payment. On the Effective Date, in partial consideration of the licenses and rights granted to Alimera under this Agreement, Alimera (directly or through one or more Third Parties) shall pay to EyePoint a one-time, non-refundable, non-creditable upfront payment of Seventy-Five Million Dollars ($75,000,000.00) [***](the “Upfront Payment”). [***]

6.2 Guaranteed Payments. Subject to the terms and conditions of this Agreement, in partial consideration of the licenses and rights granted to Alimera under this Agreement, Alimera shall make each of the one-time, non-refundable, non-creditable payments to EyePoint on or prior to their corresponding due dates as set forth below (each such payment, a “Guaranteed Payment”).

Due Date of Payment	Guaranteed Payment (US$)
March 31, 2024	$1,875,000
June 30, 2024	$1,875,000
September 30, 2024	$1,875,000
December 31, 2024	$1,875,000
Total	$7,500,000

6.3 Royalties. In partial consideration of the licenses and rights granted to Alimera under this Agreement, Alimera shall pay to EyePoint royalties at the rate of [***] ([***]%) of any Annual Franchise Net Sales that for each applicable Calendar Year are in excess of the thresholds set forth below for such Calendar Year (the “Royalties”). All Royalties are non-refundable and non-creditable.

Calendar Year	Threshold (US$)
2025	Above $70,000,000
2026	Above $[***]
2027	Above $[***]
2028	Above $[***]

6.4 Royalty Reports. For each Calendar Year occurring during the 2025-2028 Calendar Years (inclusive), by [***], Alimera shall provide EyePoint with a report (a “Royalty Report”) that reflects, in reasonable detail, the calculation of applicable Royalties and contains: [***]. [***]. The aggregate of such Royalties determined in relation to this paragraph, are payable to EyePoint for the applicable Calendar Year. Without limiting the generality of the foregoing, Alimera will require its Affiliates to account for Net Sales and to provide such reports with respect thereto as if such sales were made by Alimera. If no Royalties are due to EyePoint for the applicable Calendar Year, then the applicable report will so state. All Royalty Reports will be subject to audit rights as set forth in Section 6.9.

6.5 Payment Method. All payments to be made by Alimera to EyePoint under this Agreement shall be made in Dollars. If any currency conversion is required in connection with the calculation of Net Sales, such conversion shall be made [***]. All Royalties shall be paid to EyePoint within [***] after the end of the applicable Calendar Year.

6.6 Interest. Any undisputed payments not made when due under this Agreement as provided herein will bear interest at [***].

6.7 Taxes.

(a) Each Party will pay any and all taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 6.7. Each Party will be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding will (i) [***] deliver a schedule of expected withholding amounts with written explanations for each [***]prior to making any such withholding, (ii) deduct those taxes from such payment, (iii) timely remit the Taxes to the proper taxing authority, and (iv) send evidence of the obligation together with proof of tax payment to the other Party on a timely basis following that tax payment. Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.7 are reduced in amount to the fullest extent permitted by Applicable Law. Alimera shall be liable for and pay any and all sales Taxes, use Taxes, stamp Taxes, stock transfer Taxes or other similar Taxes imposed on or with respect to the Transactions (collectively, “Transfer Taxes”); provided that, if EyePoint determines (in its sole reasonable discretion) that it is required by Applicable Law to pay any Transfer Taxes (including any such Transfer Taxes borne by EyePoint through any withholding), then EyePoint shall pay such Transfer Taxes, and Alimera shall, subject to receipt of reasonably satisfactory evidence of EyePoint’s payment thereof, promptly reimburse EyePoint for the amount of such Transfer Taxes, whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Authority. For the avoidance of doubt, Transfer Taxes do not include any gains Taxes or income taxes or similar Taxes that may be imposed on EyePoint in connection with amounts that it receives under this Agreement in connection with the Transactions.

(b) For purposes of this Agreement, with respect to any Taxes imposed in part with respect to the operation of the Transferred Assets or ownership or the use of the Transferred Assets at or prior to the Transfer Closing, and in part with respect to the operation of the Transferred Assets or ownership or the use of the Transferred Assets after the Transfer Closing, such Taxes shall be allocated on a “closing of the books” basis as two partial periods, one ending at the time of the Transfer Closing and the other beginning immediately after the Transfer Closing; provided, however, that Taxes calculated on an annual basis, such as property Taxes, shall be apportioned on a daily basis; provided, further, that if the Transactions result in the reassessment of the value of any of the Transferred Assets for property Tax purposes or the imposition of any property Taxes on such Transferred Assets at a rate which is different than the rate that would have been imposed if such Transactions had not occurred, then (i) the portion of such property Taxes for the portion of any taxable period beginning on or before the Transfer Date and ending after the Transfer Date that ends on the Transfer Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (ii) the portion of such property Taxes for the portion of such taxable period beginning on the date after the Transfer Date shall be the total property Taxes for such period minus the amount described in clause (i) of this sentence.

(c) To the extent that Alimera or any of its Affiliates obtains any Pre-Transfer Date Benefit after the Transfer Closing, then Alimera shall, within [***] of receiving such Pre-Transfer Date Benefit or filing a Tax Return reflecting such Pre-Transfer Date Benefit, pay the amount of such Pre-Transfer Date Benefit to EyePoint.

6.8 Allocation of Purchase Price. This Section 6.8 shall only apply if either Party has a made a reasonable determination that the allocation referenced this Section 6.8 is necessary and provides written notice thereof to the other Party. EyePoint shall prepare and deliver to Alimera a draft of an allocation statement (the “Allocation Statement”) setting forth its proposed allocation of all or a portion of the Upfront Payment (including the amount of Assumed Liabilities and any other relevant amounts treated as part of the purchase price for the Transferred Assets for applicable Tax purposes) among the Transferred Assets. The Allocation Statement shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (to the extent applicable). If, within [***] after Alimera’s receipt of the draft Allocation Statement, Alimera does not object in writing to such draft Allocation Statement, then the Allocation Statement shall be final and binding on the Parties (such agreed allocation, the “Final Allocation”). In the event that Alimera objects in writing to the draft Allocation Statement within such [***] period, EyePoint and Alimera shall [***] resolve the dispute. If Alimera and EyePoint are unable to resolve any such dispute within the [***] period following Alimera’s objection to EyePoint’s draft Allocation Statement, then Alimera and EyePoint shall each be entitled to use their own allocation of all or a portion of the Upfront Payment (including the amount of Assumed Liabilities and any other relevant amounts treated as part of the purchase price for the Transferred Assets for applicable Tax purposes) among the Transferred Assets. The Parties and their respective Affiliates shall file all Tax Returns, including Form 8594 (if applicable), in a manner consistent with the Final Allocation, to the extent agreed to and determined pursuant to this Section 6.8, and will not take any inconsistent position for any Tax purpose, including during the course of any proceeding with respect to Taxes. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Final Allocation.

6.9 Financial Audits. Alimera shall keep, and shall cause its Affiliates, and Sublicensees to keep, full and accurate records and books of account containing information that may be necessary for the purpose of calculating Royalties, as detailed in the Royalty Reports, including reports and supporting data detailing Net Sales, Gross Revenues, Royalties, the number of units of Products sold or otherwise transferred, including but not limited to sales ledgers and records, general ledgers, and sublicensee reporting to Alimera. Such books of account, records and reports, with all necessary supporting data, shall be kept by Alimera at its place of business for the [***] following the end of the Calendar Year to which each shall pertain. Alimera shall permit an independent accounting firm selected by EyePoint and reasonably acceptable to Alimera (the “Audit Firm”), which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records as may be reasonably necessary to verify the accuracy of Alimera’s reports of Net Sales, Gross Revenues, and Royalties as provided herein. Such Audit Firm may be required by Alimera to enter into a commercially reasonable confidentiality agreement with it, and in no event shall such Audit Firm disclose to EyePoint any information from the books and records of Alimera or its Affiliates to which such Audit Firm has access during the course of such audit other than such information as it relates to the accuracy of the reports and the calculation of payments made or due hereunder. All such verifications shall be conducted at the expense of EyePoint and not more than [***] in each Calendar Year. The Audit Firm shall submit its final written report to both Parties. [***]. EyePoint shall be responsible for the fees, and expenses associated with the audit, provided, however, that if the audit concludes that an adjustment of [***] or more of the aggregate amount paid or payable by Alimera to EyePoint during the relevant period is due in EyePoint’s favor, then Alimera shall be responsible for the reasonable fees, costs, and expenses charged by the Audit Firm. An audit under this Section 6.9 shall be limited to the records and books of account for any Calendar Year ending not more than [***] before the date of the request. The Parties agree that all information subject to review under this Section 6.9 is confidential and that EyePoint shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of ARTICLE 7.

ARTICLE 7
CONFIDENTIALITY; PUBLICATION

7.1 Confidential Information. Except as otherwise provided in this ARTICLE 7, each Party shall maintain Confidential Information of the other Party in confidence and shall not disclose Confidential Information of the other Party to any Third Party and shall not use Confidential Information of the other Party except as expressly authorized under this Agreement. “Confidential Information” means any and all information (whether in written, electronic, visual, verbal or other form) received from the other Party or its representatives, including, but not limited to, all information relating to any technology, product, method, process or intellectual property of such disclosing Party (including, but not limited to, Patent Rights, and other owned or licensed intellectual property rights, data, Know-How, samples, technical and non-technical materials and specifications), as well as any business plan, financial information, research data or results, or other confidential commercial information of or about such disclosing Party; provided, however, that Confidential Information shall not include any information that: (a) is or becomes part of the public domain other than by unauthorized acts or omissions of the Party obligated not to disclose such Confidential Information or its employees, directors, officers, or agents (collectively, the “Receiving Party”); (b) can be shown by written documents to have been disclosed to the Receiving Party by a Third Party; provided, however, that such Third Party had no obligation of confidentiality or non-use to the disclosing Party with respect to such Confidential Information; or (c) can be shown by written documents to have been in the possession of the Receiving Party prior to disclosure by the disclosing Party; provided, however, that such Confidential Information was not obtained directly or indirectly from the other Party to this Agreement pursuant to a confidentiality agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any and all Transferred Assets shall be the Confidential Information of Alimera following the Transfer Date.

7.2 Disclosure. A Party may disclose Confidential Information (a) to its employees on a need-to-know basis, provided that such employees agree in writing to non-use and non-disclosure obligations essentially the same as those set forth herein and to keep the Confidential Information confidential to the same extent as such Party is required to keep the Confidential Information confidential; (b) to its directors, Affiliates, accountants, attorneys, lenders and other financing sources, provided that the Party making such disclosure will advise the recipients that such information is confidential and of the terms of this ARTICLE 7 and that by receiving such information, the recipients are agreeing to be bound by such provisions; (c) to Third Parties on a need-to-know basis in connection with (i) a proposed financing, merger, acquisition or other comparable transaction solely for the purpose of evaluating, negotiating and, if applicable, consummating such transaction, (ii) a proposed offering of securities solely for purpose of evaluating, negotiating and, if applicable, consummating such offering, (iii) provision of strategic consulting advice or other services solely for the purpose of rendering such advice or providing such services, and (iv) a proposed license or sublicense of the technology or intellectual property, or portion thereof, licensed hereunder as permitted under this Agreement solely for the purpose of evaluating, negotiating and, if applicable, consummating such license or sublicense; provided that the Party making such disclosure in the case of (i), (ii), (iii) and (iv) will advise the recipients that such information is confidential and of the terms of this ARTICLE 7 and will ensure that such recipients shall agree in writing to non-use and non-disclosure obligations essentially the same as those set forth herein and will be responsible for such recipients’ breach of any such obligations in relation to Confidential Information; (d) to government or other regulatory authorities to the extent that such disclosure is required by law, regulation or order (i) in connection with the filing, prosecution or maintenance of patents for which the Party disclosing the Confidential Information has responsibility or is permitted under this Agreement to file, prosecute and maintain, or (ii) to obtain authorizations to conduct clinical trials of, and to Commercialize, Franchise Products pursuant to this Agreement; and (e) as required by any applicable law, order, regulation, rule or ruling of any governmental entity, court or stock exchange, provided that the Party required to make such disclosure will provide [***] written notice of such request or requirement to the other Party (if legally permissible and feasible) so that the other Party may seek, at its expense, an appropriate protective order or other remedy, and in the absence of a protective order, will consult with the other Party about the extent and nature of such disclosure, will disclose only that portion of the Confidential Information that is required or compelled to be disclosed and will exercise commercially reasonable efforts to obtain confidential treatment (if legally permissible and practicable) with respect to such disclosure.

7.3 Disclosure of Agreement. Disclosure of the execution and terms of this Agreement shall be made by each Party in its own separate press release that is in a form acceptable to the other Party on the Effective Date (and in the case of either Party, a report on Form 8-K); and neither Party shall make any public disclosure with respect to or describing the Agreement (including the relationship of the Parties hereunder and the terms thereof) (a) that is contrary to or inconsistent with the substance in such press release or the Agreement or (b) prior to receipt of the Upfront Payment by EyePoint. To the extent that either Party reasonably determines that it is required to file a copy of this Agreement to comply with the requirements, rules, laws or regulations of any applicable stock exchange, or any governmental or regulatory authority or body, including without limitation the U.S. Securities and Exchange Commission (the “SEC”) (collectively, the “Disclosure Obligations”), such Party shall promptly inform the other Party thereof. Prior to making any such filing of a copy of this Agreement, the Parties shall mutually agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. The Parties will reasonably cooperate in responding promptly to any comments received from the SEC with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided, however, that a Party shall be relieved of such obligation to seek confidential treatment for a provision requested by the other Party if such treatment is not achieved after the first round of responses to comments from the SEC. Notwithstanding anything to the contrary in this Agreement, either Party may make reference to the existence of this Agreement and describe the relationship between the Parties in connection with any required securities filings or other required public disclosure without seeking the other Party’s prior consent. This paragraph shall apply with respect to the filing of a copy of this Agreement or any public disclosure relating to this Agreement to comply with the Disclosure Obligations, notwithstanding the provisions of this ARTICLE 7.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) Organization, Standing and Power. It is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation.

(b) Authority. It has the full right, power and authority to (i) enter into this Agreement, (ii) conduct the activities allocated to it under this Agreement, (iii) grant the licenses under this Agreement, (iv) grant and assign the rights under this Agreement, and (v) disclose the information and Know-How that is to be disclosed under this Agreement, in each case to the extent applicable to such Party.

(c) Execution and Delivery; Enforceability. This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and similar laws of general application affecting the enforcement of creditors’ rights generally, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) No Conflict; Consents. Neither it, nor any of its Affiliates are party to any agreements, oral or written, that conflict with its obligations under this Agreement. Except as expressly provided for in this Agreement, no government authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority under any Applicable Laws currently in effect, is necessary for the Transactions.

(e) Litigation. As of the Effective Date, there is no Action of any kind or nature pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates, nor is there any Action pending in which such Party or any of its Affiliates is the plaintiff or claimant, that, if determined adversely to such Party would, or would reasonably be expected to, prevent or materially impair or delay the ability of such Party to consummate the Transactions, or to perform its obligations under, the Transaction Agreements to which such Party is or is specified to be a party.

(f) Compliance with Laws. Such Party is, and for the past [***]years has been, in material compliance with all Applicable Laws. Such Party is not in default with respect to any outstanding order, writ, injunction, judgment or decree of any Governmental Authority applicable to it, its business or its assets. Such Party has not received any written notice from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Applicable Law applicable to such Party.

(g) Financial Resources. As of the Effective Date, such Party has sufficient financial resources to consummate the Transactions to which such Party is or is specified to be a party on the terms contemplated by the Transaction Agreements and to pay related fees and expenses.

(h) Sufficiency of Assets. At and immediately following the Effective Date and after giving effect to all the Transactions and any financings thereto, such Party will have the financial and other resources necessary to operate its business.

(i) No Hindrance. Such Party is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either current or future creditors of any Person.

8.2 Representations and Warranties of EyePoint. EyePoint represents and warrants to Alimera as of the Effective Date (or as of the applicable Transfer Date in the case of subclause (c)) that:

(a) EyePoint Controls the EyePoint Licensed Technology, EyePoint Domain Names and the EyePoint Trademarks existing as of the Effective Date.

(b) EyePoint has the right, power and authority to grant all rights and licenses it purports to grant to Alimera with respect to the EyePoint Licensed Technology, the EyePoint Domain Names, the EyePoint Trademarks and the EyePoint Materials under this Agreement.

(c) EyePoint has the right, power and authority to assign to Alimera the Transferred Assets and the Transferred Contracts as of the applicable Transfer Date, free and clear of any and all Liens except for Liens created under Section 2.6(b) of this Agreement.

(d) EyePoint has no present knowledge, without any independent investigation, of any settled, pending or written threatened claim or lawsuit or legal proceeding of a Third Party against EyePoint alleging that the EyePoint Licensed Technology or the EyePoint Trademarks as used in the Exploitation of YUTIQ by EyePoint and its Affiliates in the Field in the Licensed Territory as of the Effective Date infringes, in part or in whole, the rights or intellectual property or intellectual property rights of such Third Party in the Field in the Licensed Territory.

(e) EyePoint has not granted any right or license to any Third Party relating to any of the EyePoint Licensed Technology, the EyePoint Domain Names, the EyePoint Trademarks or the EyePoint Materials, in each case with respect to the Products in the Field in the Licensed Territory, that would cause a material conflict or interfere with any of the rights or licenses granted to Alimera hereunder.

(f) EyePoint has disclosed to Alimera all material information received by EyePoint concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving any EyePoint Existing Patent Right or EyePoint Trademark anywhere in the Licensed Territory.

(g) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from EyePoint or any Affiliate of EyePoint in connection with the sale of the Transferred Assets or Transferred Contracts based upon arrangements made by or on behalf of EyePoint or any of its respective Affiliates in such manner as to give rise to any valid claim with respect thereto against Alimera or any of its Affiliates.

(h) The execution, delivery and performance by EyePoint of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or loss of any benefit relating to the EyePoint Licensed Technology, the EyePoint Domain Names, the EyePoint Trademarks or the EyePoint Materials.

(i) EyePoint has good and marketable title in and to, or a valid leasehold interest in, each of the Transferred Assets, free and clear of all Liens (other than Permitted Liens).

(j) EyePoint has provided to Alimera true and complete copies of each of the Transferred Contracts. EyePoint and its Affiliates have not received any notice of, and there are no circumstances which would give rise to, any termination, default, cancellation or breach under, any such agreements.

(k) [***], there are no Actions pending by or against or, to EyePoint’s knowledge, threatened in writing against, EyePoint in the past [***] prior to the Effective Date related to the YUTIQ business in the U.S., and EyePoint is not subject to, or in default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Authority in relation to YUTIQ in the U.S.

8.3 Representations and Warranties of Alimera. Alimera represents and warrants to EyePoint as of the Effective Date that:

(a) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Alimera or any of its Affiliates.

(b) There are no Actions pending by or against or, to Alimera’s knowledge, threatened in writing against, Alimera in the past [***] prior to the Effective Date related to its business, and Alimera is not subject to, or in default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Authority in relation its business.

(c) Alimera (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Products in the Field in the Licensed Territory, the EyePoint Licensed Technology, Transferred Assets, the Assumed Liabilities and the Transactions, and any other assets, rights or Liabilities to be transferred hereunder or pursuant hereto, and (ii) has been furnished with, or given adequate access to, such information about the Products in the Field in the Licensed Territory, the EyePoint Licensed Technology, the Transferred Assets, the Assumed Liabilities and the Transactions, any other assets, rights or Liabilities to be transferred hereunder or pursuant hereto, as it has requested, and it and its Representatives have had a full opportunity to review such information. Alimera acknowledges and agrees that the only representations, warranties, covenants and agreements made by EyePoint with respect to the subject matter of this Agreement are the representations, warranties, covenants and agreements made expressly by EyePoint in this Agreement and the other Transaction Agreements to which EyePoint or its Affiliate is party. Alimera not has relied upon any other representations or other information made or supplied by or on behalf of EyePoint or any Affiliate or representative of EyePoint, including any information provided by or through management presentations, electronic or physical delivery of documents, in due diligence information or through any other manner, and Alimera acknowledges and agrees that it will not have any right or remedy arising out of any such representation or other information and that any claims it may have for breach of a representation or warranty shall be based solely on the representations and warranties of EyePoint set forth in this Agreement or in the other Transaction Agreements.

8.4 Debarment; Exclusion; Disqualification. Each Party hereby certifies to the other Party as of the Effective Date and at all times during the Term that neither it, nor any of its Affiliates or, in the case of Alimera, any of its Sublicensees, have been debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as may be amended and supplemented from time to time, or any foreign equivalent thereof in the Licensed Territory (“Debarred”), excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any state agency from participation in any federal or state health care program or any foreign equivalent thereof in the Licensed Territory (collectively “Excluded”), or otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other Regulatory Authority or foreign equivalent thereof in the Licensed Territory (“Disqualified”), and during the Term, neither it, nor any of its Affiliates or, in the case of Alimera, any of its Sublicensees, shall use, in any capacity in connection with the obligations to be performed under this Agreement, any Person who has been Debarred, Excluded or Disqualified. Each Party acknowledges and agrees that this certification imposes a continuing obligation on such Party to notify the other Party [***]if this certification is no longer accurate, and that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a Debarred, Excluded or Disqualified entity or individual, or a convicted entity or individual, such Party will [***]notify the other Party.

8.5 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF EYEPOINT OR ALIMERA; AND (B) ALL OTHER WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY DISCLAIMED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS

FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE PRODUCT.

ARTICLE 9
INDEMNIFICATION

9.1 Survival. [***]

9.2 Indemnity.

(a) Cross Indemnity. Subject to Section 9.3, each Party (the “Indemnifying Party”) agrees to defend, indemnify and hold the other Party, its Affiliates and their respective directors, officers, employees and agents and their respective heirs and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from all losses, Liabilities, damages, judgments, awards, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees) [***] (each, a “Loss”, and collectively, “Losses”) arising as a result of a Third Party claim and incurred in connection with (i) a breach by the Indemnifying Party of any of its representations, warranties, obligations and covenants under this Agreement or any other Transaction Agreement, (ii) [***], in each case of (i) – (iii) to the extent that the Indemnified Party is not obligated to indemnify the Indemnifying Party for such Losses under another section of this Section 9.2 and to the extent that such Loss did not arise or result from any breaches of this Agreement or any other Transaction Agreement by, or any negligence or willful misconduct of, any of the Indemnified Parties.

(b) Indemnity by Alimera. Subject to Section 9.3, Alimera as the Indemnifying Party agrees to defend, indemnify and hold EyePoint, its Affiliates and their respective directors, officers, employees and agents and their respective heirs and assigns as the Indemnified Parties, harmless from all Losses, whether or not arising as a result of a Third Party claim, incurred in connection with the Assumed Liabilities, except to the extent that such Losses are subject to indemnification by EyePoint under another section of this Section 9.2.

(c) Indemnity by EyePoint. Subject to Section 9.3, EyePoint as the Indemnifying Party agrees to defend, indemnify and hold Alimera, its Affiliates and their respective directors, officers, employees and agents and their respective heirs and assigns as the Indemnified Parties, harmless from all Losses, whether or not arising as a result of a Third Party claim, incurred in connection with the Excluded Liabilities or the matter disclosed on Schedule 8.2(k), except to the extent that such Losses are subject to indemnification by Alimera under another section of this Section 9.2.

(d) Additional Indemnity by Alimera. Subject to Section 9.3, Alimera as the Indemnifying Party agrees to defend, indemnify and hold EyePoint, its Affiliates and their respective directors, officers, employees and agents and their respective heirs and assigns as the Indemnified Parties, harmless from [***].

9.3 Losses Net of Insurance Proceeds and Other Third-Party Recoveries. Notwithstanding anything to the contrary in this Agreement, the amount of all Losses for which any Party would otherwise be entitled to indemnification under this ARTICLE 9 shall be reduced by (a) the amount of proceeds from third-party insurance carriers (i.e., not self-insurance), (b)

indemnification payments, and (c) other third-party recoveries which such Party or any Affiliate thereof receives or obtains in respect of any Losses incurred by such Party (in each case, net of any reasonable and documented out-of-pocket costs associated with recovering such amounts and any documented increase in premiums incurred as a result of recovering such amounts). In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Party of all or the relevant portion of such indemnification payment (in each case, net of and any reasonable and documented out-of-pocket costs associated with recovering such amounts and any documented increase in premiums incurred as a result of recovering such amounts). Such refunds (if any) will be paid to the Indemnifying Party within [***] of receipt of such refund by the relevant Indemnified Parties.

9.4 Indemnification Procedure for Third Party Claims. If an Indemnified Party intends to seek indemnification under this ARTICLE 9 with respect to any Third Party claim, the Indemnified Party shall notify the Indemnifying Party of any Loss in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action, shall relieve such Indemnifying Party of liability to the Indemnified Party under this ARTICLE 9 only to the extent that the delay prejudices the Indemnifying Party’s rights or ability to defend such claim or action, but the failure so to deliver notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party otherwise than under this ARTICLE 9. The Indemnified Party shall provide reasonable assistance to the Indemnifying Party and its legal representatives, at the Indemnifying Party’s reasonable request and expense, in the investigation of any action, claim or liability covered by this indemnification. Except as provided in the next-to-last and last sentences of this Section 9.4, the indemnity agreement in this ARTICLE 9 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably or delayed. Indemnifying Party shall not, without the written consent of Indemnified Party, settle or compromise any Loss or consent to the entry of any judgment with respect to any Loss (a) that does not release Indemnified Party from all liability with respect to such Loss or (b) which may materially adversely affect Indemnified Party or under which Indemnified Party would incur any obligation or liability, other than one as to which Indemnifying Party has an indemnity obligation hereunder. If Indemnifying Party, within [***]of receiving notice of a Loss or such shorter period as may be necessary for submitting or filing a response, fails to assume the defense of such Loss or fails to notify Indemnified Party that is assuming such defense, Indemnified Party shall have the right to assume the defense, compromise or settlement of such Loss at the risk and expense of Indemnifying Party (if the Indemnifying Party truly has the obligation to indemnify the Indemnified Party). In addition, the Indemnified Party shall be entitled to participate in the defense of such Loss and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless the interests of the Indemnified Party and the Indemnifying Party with respect to such Loss are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law or ethical rules (in which case, the Indemnified Party shall control its defense, compromise and settlement at the Indemnifying Party’s sole, but reasonable expense, and to the extent applicable, the Third Party previously serving as common counsel to both the Indemnifying Party and the Indemnified Party may no longer represent either Party in connection with such Loss if doing so would not be allowed under applicable law or ethical rules).

9.5 Indemnification Procedure for Non-Third Party Claims. In the event of a claim that does not involve a Third Party claim being asserted against it, the Indemnified Party shall send a notice of claim to the Indemnifying Party. The notice of claim shall set forth in reasonable detail (taking into account the information then available to such Indemnified Party) the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Party will have [***]from receipt of such notice of claim to dispute the claim and will reasonably cooperate and assist the Indemnified Party in determining the validity of the claim for indemnity. To the extent necessary to review such notice, the Indemnified Party shall allow the Indemnifying Party reasonable access during normal business hours to investigate the matter or circumstance alleged to give rise to the applicable claim, and whether and to what extent any amount is payable in respect of the claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within [***] after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder. If the Indemnifying Party responds to such notice and agrees with it, then such claim shall be deemed finally determined. If the Indemnifying Party responds to such notice and disagrees with all or a portion of the claim, then the portion of the claim that is agreed shall be deemed finally determined and the Indemnified Party and Indemnifying Party shall resolve any remaining unresolved portion in accordance with Section 12.6 and Section 12.7.

9.6 Mitigation of Losses. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and actions as are reasonably necessary in order to mitigate any claims (or potential losses or damages) under this ARTICLE 9. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

9.7 Limitation of Liability.

(a) . Notwithstanding any provision of this Agreement or any other Transaction Agreement to the contrary, the aggregate liability of EyePoint under the Transaction Agreements shall not exceed [***], except (i) with respect to [***].

(b) A Party, its Affiliates and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in Section 9.2 to the extent the Loss for which indemnification is sought was caused by the negligence, or by the reckless or intentional misconduct or omission, of, or the breach of this Agreement or any other Transaction Agreement by, such Party or its directors, officers, employees or agents.

(c) Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Agreement, no Party shall be entitled to indemnification or reimbursement under any provisions of this ARTICLE 9 for any Losses to the extent such Party has been indemnified or reimbursed for such Losses under any other provision of this Agreement or any other

Transaction Agreement; provided, further, that the Parties hereby covenant and agree not to seek any such indemnification or reimbursement under the terms of any other Transaction Agreement to the extent indemnification or reimbursement has been sought and/or received pursuant to this Agreement.

(d) NEITHER EYEPOINT NOR ALIMERA WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, AND SUBJECT TO THE TERMS THEREOF, ANY OTHER TRANSACTION AGREEMENT, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.7(d) IS INTENDED TO OR SHALL LIMIT OR RESTRICT [***].

9.8 Insurance. Each Party shall maintain, and shall cause its Affiliates and each Sublicensee conducting activities under this Agreement to maintain, at such Party’s, an Affiliate’s, or Sublicensee’s sole expense, appropriate product liability insurance coverage in amounts reasonably determined by the Party from time to time but at least sufficient to insure against claims which may arise from the performance of obligations or exercise of rights granted under this Agreement, but in no event shall a Party’s insurance coverage be in an amount less than [***] per occurrence and [***] annual aggregate. The policy of insurance shall contain a provision of non-cancellation except upon the provision of [***] notice to the other Party. Each Party shall maintain such insurance commencing on the Effective Date and for so long as it continues to research, produce, Develop, Manufacture, distribute, sell or use YUTIQ, and thereafter for so long as each Party maintains insurance for itself covering such Manufacture or sales.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1 Ownership.

(a) Subject to the licenses granted or assignments made by EyePoint in this Agreement or in any Transaction Agreements, EyePoint is and shall at all times remain the sole and exclusive owner of any Know-How or Patent Rights Controlled by EyePoint or any of its Affiliates, the Non-Exclusive Trademarks, the YUTIQ-Specific Trademarks (prior to the Transfer Date), the EyePoint Domain Names (prior to the Transfer Date), the EyePoint Materials (other than the EyePoint Transferred Materials), the EyePoint Names and all Confidential Information of EyePoint disclosed by or on behalf of EyePoint to Alimera pursuant to this Agreement.

(b) During the Term, Alimera shall not file any patent application anywhere in the world based on any EyePoint Know-How, without the prior written consent of EyePoint, and EyePoint shall not file any patent application anywhere in the world based on any Alimera Know-How, without the prior written consent of Alimera.

10.2 Patent Prosecution, Maintenance, Enforcement and Defense. Notwithstanding anything herein to the contrary, this Agreement shall govern the filing, prosecution, maintenance,

enforcement and defense only with respect to any (1) Alimera Patent Rights, or (2) EyePoint Existing Patent Rights that are solely related to the Products in the Field in the Licensed Territory and are not used or useful for the Exploitation of products other than the Products, in each case of (1) and (2) that are not subject to the Existing Collaboration Agreement (the “PRA-Specific Patent Rights”). As of the Effective Date, EyePoint does not believe that there are any PRA-Specific Patent Rights. If Alimera becomes aware that a PRA-Specific Patent Right may exist, then [***]. The Existing Collaboration Agreement (including, without limitation, Article 6 (Intellectual Property) thereof) shall continue to govern the filing, prosecution, maintenance, enforcement and defense with respect to any Alimera Patent Rights or EyePoint Existing Patent Rights that are subject to the Existing Collaboration Agreement, regardless whether such Patent Rights are also subject to this Agreement.

(a) Filing, Prosecution and Maintenance.

(i) Alimera shall have primary responsibility for and control over the preparation, filing, prosecution and maintenance of the PRA-Specific Patent Rights. Alimera shall have the authority to select patent counsel provided that EyePoint’s suggestions and comments regarding selection of patent counsel are reasonably considered by Alimera, and to determine the form and content of such prosecution documents and to make all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so. Alimera shall be solely responsible for the Patent Costs of PRA-Specific Patent Rights, and Alimera shall reimburse EyePoint for such Patent Costs incurred by EyePoint within [***] days after the date of invoice by EyePoint.

(ii) Alimera shall provide EyePoint with copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to the filing, prosecution and maintenance of the PRA-Specific Patent Rights. EyePoint may provide comments and Alimera will [***]. In order to facilitate EyePoint’s rights to comment, Alimera shall provide copies of all such official correspondence and any proposed responses by Alimera least [***] prior to any filing or response deadlines. In the event that the Parties have a material disagreement relating to the filing, prosecution or maintenance of any PRA-Specific Patent Rights (other than a determination by Alimera to abandon any PRA-Specific Patent Rights as described below), Alimera shall have the right to decide on the course of action.

(iii) Alimera shall not abandon prosecution or maintenance of any PRA-Specific Patent Rights without notifying EyePoint in a timely manner of Alimera’s intention and reason therefore and providing EyePoint with reasonable opportunity to comment upon such abandonment and to assume responsibility for prosecution or maintenance of such PRA-Specific Patent Rights as set forth below. In the event that Alimera abandons prosecution or maintenance of the PRA-Specific Patent Rights in any country in the Licensed Territory, EyePoint may assume prosecution responsibility for such PRA-Specific Patent Rights in such country at its sole cost.

(iv) Each Party shall disclose and make available to the other Party all material information controlled by such Party that is reasonably necessary for the other Party to perform its obligations and exercise its rights under this Section 10.2(a), including the filing, prosecution and maintenance of patents and patent applications pursuant to this Section 10.2(a). All such information shall be disclosed to the other Party [***] after it is first developed or learned or its significance is first appreciated. Without limiting the foregoing, each Party agrees to disclose and make available to the other Party all PRA-Specific Patent Rights, as applicable. Each Party agrees to cooperate with the other Party with respect to the filing, prosecution and maintenance of patents and patent applications pursuant to this Section 10.2(a).

(v) Each Party shall cause all of its employees, Affiliates, contractors, sublicensees, consultants, clinical investigators and agents, acting under authority from such Party or its sublicensees, (a) to enter into written agreements pursuant to which each such person or entity assigns to such Party all PRA-Specific Patent Rights, and other Inventions that such individual or entity discovers, develops, creates, conceives or reduces to practice in the course of their relationship with such Party or its sublicensees solely in connection with this Agreement but not the Existing Collaboration Agreement; and (b) to execute such other documents and take such other actions as may be necessary to effectuate the foregoing assignments. Each Party agrees to undertake to enforce the agreements referenced in this Section 10.2(a)(v) (including, where appropriate, by legal action). With respect to any university subcontractor and any of its employees, contractors, consultants, clinical investigators and agents, each Party’s obligations under this Section 10.2(a)(v) shall be limited to using commercially reasonable efforts to obtain such assignments, and if a Party is unable to obtain such assignments, to using commercially reasonable efforts to obtain a royalty-free (with the right to sublicense) exclusive license to such PRA-Specific Patent Rights (or an option to obtain a royalty-free sublicensable exclusive license to such PRA-Specific Patent Rights), and failing that, to using commercially reasonable efforts to obtain a royalty-free (with the right to sublicense) non-exclusive license to such PRA-Specific Patent Rights (or an option to obtain a royalty-free sublicensable non-exclusive license to such PRA-Specific Patent Rights).

(b) Infringement.

(i) Notification. Each party shall promptly report in writing to the other Party during the Term of this Agreement any known infringement or suspected infringement of any of the PRA-Specific Patents Rights that covers a Product in the Field in the Licensed Territory and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.

(ii) Enforcement. Alimera shall have the initial right, but not the obligation, to initiate or prosecute an infringement or other appropriate suit or action against any Third Party who at any time has infringed or is suspected of infringing (an “Infringer”), any of the PRA-Specific Patent Rights covering a Product in the Field in the Licensed Territory. Alimera shall give EyePoint sufficient advance notice of its intent to file said suit and the reasons therefore, and shall provide EyePoint with an opportunity to make suggestions and comments regarding such filing [***]; provided, however, that EyePoint shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by Alimera, and further provided that it shall be within Alimera’s sole discretion whether to incorporate such suggestions or comments. Alimera shall keep EyePoint reasonably informed of the status and progress of the litigation, provide EyePoint with an opportunity to make suggestions and comments regarding litigation strategy and all substantive documents filed during litigation. Alimera shall consider EyePoint’s suggestions and comments regarding selection of counsel but shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys’ fees and court costs. If Alimera has not taken legal action or been successful in obtaining cessation of the infringement within (a) [***] from the date of notice by EyePoint under Section 10.2(b)(i); (b) [***] after EyePoint notifies Alimera that EyePoint would like to move for injunctive relief; or (c) [***] before the expiration of a period of time set by Applicable Law in which action must be taken with respect to the alleged infringement (e.g., as may be required under the Hatch-Waxman Act and 35 USC §271), then subject to any rights granted to B&L under the B&L Agreement to enforce or prosecute any Patent Rights owned or Controlled by EyePoint, EyePoint shall have the right to bring suit against an Infringer at Alimera’s own expense.

(iii) Cooperation. Upon request of the other Party, either Party shall join as a party to the suit, at the other Party’s reasonable expense, and shall offer reasonable assistance to the other Party in connection therewith at the other Party’s reasonable expense. Any damages, royalties, settlement fees or other consideration for infringement resulting from such suit shall be distributed as follows: (i) first, each Party shall be reimbursed for its reasonable out-of-pocket costs paid in connection with the proceeding; and (ii) thereafter, any remaining damages shall be treated as Net Sales and counted for the calculation of Royalties in accordance with Section 6.3. Neither Party shall settle any such action or otherwise consent to an adverse judgment in any such action that adversely affects the rights or interests of the other Party under this Agreement, including, without limitation, issues of validity of the PRA-Specific Patent Rights, without the prior written consent of the other Party.

(iv) Infringement of a Patent Licensed under the Existing Collaboration Agreement. EyePoint shall [***] in considering Alimera’s suggestions and comments regarding the filing by EyePoint US, under Section 6.6.2 of the Existing Collaboration Agreement, of an infringement or other appropriate suit or action against any Third Party who at any time has infringed or is suspected of infringing, any of the pSivida Patent Rights (as defined in the Existing Collaboration Agreement, which for clarity excludes the PRA-Specific Patent Rights) covering a Product in the Field in the Licensed Territory. EyePoint shall keep Alimera reasonably informed of the status and progress of the litigation, shall provide Alimera with an opportunity to make suggestions and comments regarding litigation strategy and a copy of all substantive documents filed during litigation. EyePoint will [***]. While EyePoint US shall have the sole and exclusive right to select counsel for any such suit and action under the terms of the Existing Collaboration Agreement, EyePoint will [***].

(c) Third Party Claim.

(i) Notification. Each Party shall promptly report in writing to the other Party during the Term of this Agreement any claim or allegation by any Third Party that the Development, Manufacturing, Commercialization or otherwise Exploitation of any Product infringes the intellectual property rights of any Third Party and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.

(ii) Responsibility. Subject to any rights granted to B&L under the B&L Agreement, Alimera shall have the initial right, but not the obligation, to defend any suit or action initiated by any Third Party alleging solely that a Product Development, Manufacturing, Commercialization or otherwise Exploitation hereunder has infringed, or is suspected of infringing any Third Party intellectual property rights. Upon Alimera’s request, EyePoint shall offer reasonable assistance to Alimera in connection therewith at Alimera’s expense. Alimera shall give EyePoint advance notice of its intent to defend any said suit and shall provide EyePoint with an opportunity to make suggestions and comments regarding such defense; provided, however, that EyePoint shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by Alimera, and further provided that it shall be within Alimera’s sole discretion whether to incorporate such suggestions or comments. Alimera shall keep EyePoint reasonably informed of the status and progress of the litigation. Alimera shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys’ fees and court costs. Alimera shall have the right to settle any such litigation and shall specifically have the right, whether or not litigation commences, to negotiate a license or other rights from any Third Party authorizing the use of Third Party intellectual property rights in connection with Products; provided, however, that Alimera shall not settle any such action in a manner that does not include the full release of EyePoint, or otherwise consent to an adverse judgment in any such action, or make any admission in any such license and negotiation that adversely affects the rights or interests of EyePoint under this Agreement, including, without limitation, issues of validity of the PRA-Specific Patent Rights, without the prior written consent of EyePoint. Any such license shall be at arm’s length and otherwise on terms and conditions as may be deemed appropriate in the reasonable business judgment of Alimera. Alimera shall provide EyePoint with a copy of any such license promptly after its execution. Alimera shall bear any and all payments associated with any payments owed to any Third Party under such license, and such payments shall in no way affect Alimera’s payment obligations owed to EyePoint under this Agreement. If Alimera recovers any damages or any other payments, by way of settlement or otherwise, in connection with any counterclaim made by it in any such actions, such damages shall treated be as Net Sales and counted for the calculation of Royalties in accordance with Section 6.3.

(iii) If Alimera does not defend a claim, suit or proceeding as set forth above within [***] of the date Alimera was reasonably aware or notified of the Third Party claim alleging infringement (or within such shorter period as may be necessary for submitting or filing a response), then EyePoint may, in its sole discretion, elect to defend such claim, suit or proceeding, using counsel of its own choice and the provisions of Section 10.2(c)(ii) shall apply as if the term “EyePoint” were changed to “Alimera” and the term “Alimera” were changed to “EyePoint.”

(d) Marking. Alimera and any Affiliates or sublicensees shall mark all Products with the numbers of all patents included in EyePoint Technology that cover the Products. Without limiting the foregoing, all Products shall be marked in such a manner as to conform with the patent laws of the country to which such Products are shipped or in which such products are sold, including, but not limited to, the requirements of 35 U.S.C. §287.

10.3 EyePoint Trademarks.

(a) Ownership and Prosecution of EyePoint Trademarks. During the Term, EyePoint shall own all right, title, and interest to the Non-Exclusive Trademarks (including relevant registrations and applications) worldwide, and shall have the sole right, but not the obligation, for the registration, prosecution, maintenance, renewal and enforcement thereof. All costs and expenses of registration, prosecuting, maintaining, renewing and enforcing the Non-Exclusive Trademarks shall be borne solely by EyePoint. Prior to the Transfer Date, EyePoint shall own all right, title, and interest to the YUTIQ-Specific Trademarks (including relevant registrations and applications) worldwide. After the Transfer Date, Alimera shall own all right, title, and interest to the YUTIQ-Specific Trademarks (including relevant registrations and applications) worldwide. Alimera shall have the first right, but not the obligation, for the registration, prosecution, maintenance and renewal of the YUTIQ-Specific Trademarks, and EyePoint will deliver to Alimera all materials and information related thereto within [***]after the Effective Date. All costs and expenses of registration, prosecuting, maintaining and renewing the YUTIQ-Specific Trademarks as such actions are taken by or on behalf of Alimera after the Transfer Date shall be borne solely by Alimera.

(b) Enforcement of YUTIQ-Specific Trademarks. Alimera shall have the sole right, but not the obligation, for taking such action as Alimera deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, or other violation of, or unfair trade practices or any other like offense relating to, the YUTIQ-Specific Trademarks by a Third Party on a global basis except for the Ocumension Field in the Ocumension Territory. Alimera shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 10.3(b).

(c) Third Party Claims. Alimera shall have the sole right and responsibility, on a global basis except for the Ocumension Field in the Ocumension Territory, for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the YUTIQ-Specific Trademarks by Alimera, its Affiliates or Sublicensees infringes, dilutes or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use or registration of the YUTIQ-Specific Trademarks by Alimera, its Affiliates or Sublicensees. Alimera shall bear the costs and expenses relating to any defense commenced pursuant to this Section 10.3(c) and any settlements and judgments with respect thereto except as otherwise provided in this Agreement, and Alimera shall retain any damages or other amounts collected in connection therewith.

(d) Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the EyePoint Trademarks in the Field in the Licensed Territory, and of any actual or threatened claim that the use of the EyePoint Trademarks in the Field in the Licensed Territory violates the rights of any Third Party, in each case, of which it becomes aware. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 10.3(d), including cooperation required to permit required registration of Trademark licenses within the Field in the Licensed Territory.

10.4 Common Interest Agreement. All information exchanged between the Parties regarding the prosecution and maintenance, and enforcement and defense, of Patent Rights and Trademarks under this ARTICLE 10 will be deemed Confidential Information of the disclosing Party, except that all information provided by or on behalf of EyePoint or any of its Affiliates to Alimera regarding the prosecution, maintenance, enforcement or defense of any YUTIQ-Specific Trademarks is the Confidential Information of Alimera. In addition, the Parties acknowledge and agree that, with regard to such prosecution and maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest trademark protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning any Patent Rights or the EyePoint Trademarks under this ARTICLE 10, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE 10 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

10.5 Maintenance of EyePoint Domain Names. Until the Transfer Date, EyePoint shall be responsible for maintaining the EyePoint Domain Names, subject to reimbursement by Alimera of all related reasonable out-of-pocket expenses incurred in connection therewith within [***] of receipt of an undisputed invoice therefore.

ARTICLE 11
TERM AND TERMINATION

11.1 Term. This Agreement shall become effective as of the Effective Date and shall continue, unless terminated earlier in accordance with this ARTICLE 11, until the latest of (a) the expiration of the YUTIQ NDA, (b) the expiration of the Payment Term, and (c) such time when Alimera and its Affiliates and Sublicensees (in each case including, for the avoidance of doubt any successor or permitted assign) permanently cease (as determined in Alimera’s sole discretion) Commercializing and otherwise Exploiting both of the Franchise Products in the entire Licensed Territory (the “Term”).

11.2 Termination. EyePoint may terminate this Agreement (a) immediately upon written notice to Alimera if EyePoint does not receive the Upfront Payment in accordance with the terms of Section 6.1, (b) immediately upon written notice to Alimera if Alimera has failed to cure in full a breach of its obligations under Section 6.2 within [***] following written notice by EyePoint to Alimera of such breach, or (c) upon any repudiation or rejection by Alimera of its obligations under this Agreement or any Transaction Agreement in the event of an Insolvency Event of Alimera.

11.3 Effect of Termination. In the event of any termination of this Agreement by EyePoint pursuant to Section 11.2: (a) except as expressly set forth in this Agreement (including Section 11.5 and Section 11.6), all rights and obligations of the Parties shall immediately terminate, including the Licenses and Rights; (b) the other Transaction Agreements shall automatically terminate, subject to any surviving provisions set forth therein; (c) the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this ARTICLE 11; (d) [***] upon the request of EyePoint, (i) Alimera shall assign, and hereby assigns, to EyePoint any then-existing Transferred Assets, (ii) Alimera shall grant, and hereby grants, to EyePoint a non-exclusive, worldwide, sublicenseable (through multiple tiers), royalty-free, fully paid-up license under any Patent Rights, Know-How,

Trademarks, domain names and other intellectual property rights owned and Controlled by Alimera (other than any such intellectual property rights that are assigned to EyePoint under clause (d)(i)) to the extent covering the Manufacture, use or sale of YUTIQ, solely to Exploit YUTIQ in the Field in the Licensed Territory, and (iii) Alimera shall take any other actions reasonably requested by EyePoint, at EyePoint’s expense, to enable EyePoint or its Affiliate or designee to continue the Exploitation of YUTIQ in the Field in the Licensed Territory; (e) Alimera shall promptly return to EyePoint, at no cost to EyePoint, all Confidential Information of EyePoint, except to the extent Alimera has any rights to use or otherwise exploit Confidential Information of EyePoint in connection with the Existing Collaboration Agreement; and (f) each Party shall comply with its obligations pursuant to Section 11.5 and Section 11.6.

11.4 Rights in Insolvency. All rights and licenses now or hereafter granted (i) by EyePoint to Alimera or (ii) by Alimera to EyePoint under or pursuant to this Agreement are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code.

(a) In the event EyePoint is a debtor in a proceeding under the Bankruptcy Code, EyePoint agrees that Alimera, as licensee of rights to intellectual property under this Agreement, will retain and may fully exercise all of its rights and elections as provided under Section 365(n) of the Bankruptcy Code. Upon the request of Alimera, EyePoint will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments of all intellectual property licensed under this Agreement. EyePoint acknowledges and agrees that in connection with such rights and licenses, Alimera is hereby granted a right of access and a right to obtain possession of and to benefit from all such copies, descriptions and other embodiments, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and all other embodiments of such intellectual property, whether any of the foregoing are in EyePoint’s possession or control, the possession or control of its Affiliates or in the possession and control of Alimera or Third Parties. EyePoint agrees not to interfere with, and will ensure that its Affiliates do not interfere with, Alimera’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement.

(b) In the event Alimera is a debtor in a proceeding under the Bankruptcy Code: Alimera agrees that EyePoint, as licensee of rights to intellectual property under this Agreement, will retain and may fully exercise all of its rights and elections as provided under Section 365(n) of the Bankruptcy Code. Upon the request of EyePoint, Alimera will, during the Term, create and maintain current copies or, if not amendable to copying, detailed descriptions or other appropriate embodiments of all intellectual property licensed under this Agreement. Alimera acknowledges and agrees that in connection with such rights and licenses, Eyepoint is hereby granted a right of access and a right to obtain possession of and to benefit from all such copies, descriptions and other embodiments, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and all other embodiments of such intellectual property, whether any of the foregoing are in Alimera’s possession or control, the possession or control of its Affiliates or in the possession and control of Eyepoint or Third Parties. Alimera agrees not to interfere with, and will ensure that its Affiliates do not interfere with, Eyepoint’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement.

11.5 Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement.

11.6 Survival. The provisions of ARTICLE 1 (solely to the extent relevant to other surviving provisions), ARTICLE 6 (solely with respect to payments that have accrued prior to the expiration or termination of this Agreement), ARTICLE 7, ARTICLE 8 (subject to Section 9.1), ARTICLE 9 and ARTICLE 12, and Sections 2.2, 2.6, 2.7 4.6 and 11.3 through 11.6 (inclusive), together with any other provisions of this Agreement that by their terms are expressly stated to survive, including the Licenses and Rights if they have become perpetual and irrevocable in accordance with Section 2.1(f) prior to the effective date of expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, pandemic, earthquakes or other acts of God, or any generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party or its Affiliates, such as revocation or non-renewal of such Party’s or its Affiliate’s license to conduct business), or omissions or delays in acting by the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practicable (in any event, within [***]), and shall [***] cure such force majeure circumstances or to perform its obligations despite the ongoing circumstances.

12.2 Assignment. This Agreement may not be assigned or otherwise transferred by a Party, nor may any right or obligation hereunder be assigned or otherwise transferred by a Party (except as expressly permitted under this Agreement), without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may, without the consent of the other Party, assign this Agreement or any right or obligation hereunder to an Affiliate of such Party. [***] Any attempted assignment not in accordance with this Section 12.2 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

12.3 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall use good faith, commercially reasonable efforts to substitute, by mutual consent, which consent shall not be unreasonably withheld, conditioned or delayed, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

12.4 Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to EyePoint:

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street, Suite C-400

Watertown, MA 02472

Attention: General Counsel

Email: [***]

With a copy that shall not constitute notice to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 280

Baltimore, MD 21209

Attention: [***]

Email: [***]

If to Alimera:

Alimera Sciences, Inc.

6310 Town Square, Suite 400

Alpharetta, GA 30005

Attention: General Counsel

Email: [***]

With a copy that shall not constitute notice to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive

Suite 900

Boston, MA 02210

Attention: Marna Pattaropong

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic mail on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail.

12.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any suit brought by Alimera arising under or relating to this Agreement shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and Alimera hereby consents to the jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Any suit brought by EyePoint arising under or relating to this Agreement shall be brought in a court of competent jurisdiction in the state of Georgia, and EyePoint hereby consents to the jurisdiction of the state and federal courts sitting in the state of Georgia. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the specified courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

12.6 Internal Resolution. In the event of any dispute between the Parties relating to or arising out of this Agreement, the formation, construction, breach or termination hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall [***]. In the event that such dispute is not resolved [***], either Party may, by written notice to the other Party, refer the dispute to the Executive Officers for attempted resolution [***] within [***] after such notice is received.

12.7 Binding Arbitration. If the Executive Officers are not able to resolve the dispute within [***] of their first meeting or within such extended period as they agree upon, either Party may submit the matter to binding arbitration in accordance with this Section 12.7. Except as specified below, the arbitration shall be conducted in accordance with the commercial arbitration rules of, and under the auspices of, the American Arbitration Association (the “AAA”). The arbitration will be conducted by a single, neutral arbitrator with relevant technical expertise who is jointly selected by the Parties or, if the Parties cannot mutually agree, is selected by the AAA administrator. If Alimera is the claimant, the location of the arbitration shall be in Boston, Massachusetts and if EyePoint is the claimant, the location of the arbitration shall be in Atlanta, Georgia. This Agreement shall remain in effect pending completion of the proceedings brought under this Section 12.7. Within [***] after the deadline for filing an answering statement pursuant to the AAA rules, or such other time as the Parties and the arbitrator may mutually agree, the arbitrator shall conduct a preliminary hearing pursuant to the AAA rules. The final award by the arbitrator shall have the same force and effect as the final judgment of a court of competent jurisdiction. Nothing in this arbitration clause shall prevent either Party from seeking a pre-award attachment of assets or preliminary relief to enforce its rights in intellectual property or confidentiality obligations under this Agreement, or to enjoin any event that might cause irreparable injury, in a court of competent jurisdiction prior to the issuance of the final award by the arbitrator.

12.8 Headings. The captions to the several Articles, Sections, subsections, Schedules and Exhibits hereof are not a part of this Agreement, but are merely for guides or labels to assist in locating and reading the several Articles, Sections, subsections, Schedules and Exhibits of this Agreement.

12.9 Independent Contractors. It is expressly agreed that EyePoint and Alimera shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither EyePoint nor Alimera shall have the authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

12.10 Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by EyePoint and Alimera. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

12.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.12 Cumulative Remedies; Recovery of Damages. Except as expressly set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws.

12.13 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

12.14 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.15 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement unless otherwise specified, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.” This Agreement is made in English. In the event that this Agreement includes terms in any other language, those terms shall be for reference purposes only and the English language version of this Agreement shall control for any interpretations of the provisions of this Agreement.

12.16 Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto and the Transaction Agreements, contains the entire understanding of the Parties with respect to the subject matter hereof. In no event shall this Agreement (a) amend, modify, restate or waive any provision of the Existing Collaboration Agreement, (b) limit any licenses or rights granted to a Party or its Affiliate, as applicable, under the Existing Collaboration Agreement, or (c) release either Party or its Affiliate, as applicable, from any obligation under the Existing Collaboration Agreement, including any diligence or payment obligation. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to such subject matter are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties. The Parties agree that, effective as of the Effective Date, the Existing Confidentiality Agreement shall be superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Existing Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Existing Confidentiality Agreement.

12.17 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed digital (e.g., PDF) copies of counterpart execution pages of this Agreement and such digital copies shall be legally effective to create a valid and binding agreement between the Parties.

{Signature Page Follows}

In Witness Whereof, the Parties intending to be bound have caused this Product Rights Agreement to be executed by their duly authorized representatives as of the Effective Date.

EYEPOINT PHARMACEUTICALS, INC.

By:	/s/ Nancy Lurker
Name:	Nancy Lurker
Title:	Chief Executive Officer

ALIMERA SCIENCES, INC.

By:	/s/ Richard S. Eiswirth, Jr.
Name:	Richard S. Eiswirth, Jr.
Title:	Chief Executive Officer

[Signature Page to the Product Rights Agreement]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

List of Schedules and Exhibits

Schedule 1.56: Excluded Patent Rights

Schedule 1.67: EyePoint Domain Names

Schedule 1.68: EyePoint Existing Patent Rights

Schedule 1.73: EyePoint Names

Schedule 1.105: Non-Exclusive Trademarks

Schedule 1.148: Transferred Assets

Schedule 1.150 Transferred Contracts

Schedule 1.155: UKRF Licenses

Schedule 1.167: YUTIQ-Specific Trademarks

Schedule 4.7: Current Clinical Trials

Schedule 8.2(k): Disclosure

Exhibit A: Bill of Sale

Exhibit B: Commercial Supply Agreement

Exhibit C: Transition Services Agreement

Exhibit D: Alimera FDA Transfer Letters

Exhibit E: EyePoint FDA Transfer Letters

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.56
Excluded Patent Rights

[***]

•

Schedule 1.56 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.67
EyePoint Domain Names

[***]

Schedule 1.67 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.68
EyePoint Existing Patent Rights

[***]

Schedule 1.68 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.73
EyePoint Names

[***]

Schedule 1.73 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.105
Non-Exclusive Trademarks

[***]

Schedule 1.105 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.148
Transferred Assets

[***]

Schedule 1.148 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.150
Transferred Contracts

[***]

Schedule 1.150 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.155
UKRF Licenses

[***]

Schedule 1.155 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 1.167
YUTIQ-Specific Trademarks

[***]

Schedule 1.167 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 4.7
Current Clinical Trials

[***]

Schedule 4.7 - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Schedule 8.2(k)
Disclosure

[***]

Schedule 8.2(k) - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit A
Bill of Sale

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit B
Commercial Supply Agreement

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit C
Transition Services Agreement

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit D
Alimera FDA Transfer Letters

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit E
EyePoint FDA Transfer Letters

[***]